UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HERITAGE FINANCIAL CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1

March 19, 2021

Dear Shareholder:
On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 9:00 a.m., Pacific Time, on Tuesday, May 4, 2021. Due to continuing concerns regarding the COVID-19 pandemic and to protect the safety and well-being of our shareholders, directors and employees, our 2021 annual meeting of shareholders will be a virtual meeting conducted solely online via live webcast. There is no physical location for the annual meeting. You will be able to attend the annual meeting, submit questions and vote online by logging on to www.meetingcenter.io/241594936 using your control number provided with the Notice Regarding the Availability of Proxy Materials or on your Proxy Card. The password for the meeting is HFWA2021. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.
We encourage you to attend the virtual meeting. Whether or not you plan to attend the virtual meeting, please take the time to read the Proxy Statement and vote via the Internet or telephone or by completing and mailing a proxy card as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.
Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. We appreciate your confidence and support and look forward to seeing you at the meeting.

Brian L. Vance	Jeffrey J. Deuel
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 4, 2021

Time:	9:00 a.m., Pacific Time

Place:	Virtual Shareholders' Meeting
www.meetingcenter.io/241594936
Meeting password is HFWA2021
Matters to be Voted On:

1.The election of eleven directors to each serve for a one-year term.
2.An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in the Proxy Statement.
3.The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021.
We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof.
Shareholders of record at the close of business on March 8, 2021 are entitled to receive notice of and to vote at the annual meeting. Shareholders who vote by proxy do not need to participate in the annual shareholders' meeting. However, any shareholder who wishes to participate in the virtual meeting should follow the instructions below to access the meeting at www.meetingcenter.io/241594936 with the following meeting password: HFWA2021.

Registered Shareholders: If your shares are registered directly in your name with Computershare Inc., our stock transfer agent, you are considered the shareholder of record with respect to those shares. Shareholders of record may participate in the meeting as a "Shareholder" or as a "Guest." If you participate as a Shareholder, you will be able to participate in the meeting as if attending in person, including the ability to vote your shares and ask questions of management during the meeting. Voting instructions will be provided on the meeting website during the meeting. To join as a Shareholder you will need the control number provided with the Notice Regarding the Availability of Proxy Materials or on your proxy card.

Beneficial Owners of Shares Held in Street Name: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to fully participate in the meeting. You may participate as a Guest without having a unique control number, but you will not have the option to vote your shares or ask questions at the virtual meeting. To fully participate in the meeting as a "Shareholder", you must obtain a unique control number by registering in advance with Computershare. See the section titled "What if My Shares Are Held in Street Name by a Broker?" for further instructions.

Please also refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. The proxy will not be used if you attend and vote at the virtual annual meeting. Please vote your shares at your earliest convenience. Your vote is very important and this will ensure the presence of a quorum at the meeting.

By Order of the Board of Directors,

Kaylene M. Lahn, Corporate Secretary
Olympia, Washington
March 19, 2021

PROXY SUMMARY
This summary highlights information contained elsewhere in the Proxy Statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire Proxy Statement for more detailed information on each topic prior to casting your vote.
2021 Annual Meeting of Shareholders

DATE:	TIME:	PLACE:
Tuesday, May 4, 2021	9:00 a.m., Pacific Time	Virtual Shareholder Meeting
Voting Matters and Board Recommendations

Proposal		Board Recommendation	Page
1	The election of eleven directors to each serve for a one-year term.	FOR each nominee	7
2	An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.	FOR	23
3	The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021.	FOR	45
Director Nominees

				Committee Membership

Name	Age	Director since	Independent	Audit and Finance	Compensation	Nominating and Governance	Risk
Brian S. Charneski	59	2000	✓	✓	✓
John A. Clees	73	2005	✓			✓	Chair
Jeffrey J. Deuel	62	2019					✓
Kimberly T. Ellwanger	61	2006	✓		✓	Chair
Deborah J. Gavin	64	2013	✓	Chair			✓
Jeffrey S. Lyon	68	2001	✓	✓	✓
Gragg E. Miller	69	2009	✓	✓			✓
Anthony B. Pickering	73	1996	✓	✓		✓
Frederick ("Fred") B. Rivera	52	2020	✓		✓		✓
Brian L. Vance	66	2002					✓
Ann Watson	59	2012	✓		Chair	✓
i

2020 Business Highlights

Although 2020 proved to be a challenging year, the Heritage team partnered with its customers and employees to help them manage through a difficult time. Heritage employees' safety, health and wellness is a top priority. Employees were able to work remotely or proper safety measures were implemented within our branch locations. Many Heritage customers were provided accommodations such as fee waivers, loan modifications and early certificate of deposit withdrawals. We accelerated our technology platform to enhance digital services and foster the Small Business Administration's Paycheck Protection Program, serving customer's in need of loans.

In addition to the challenges created by the COVID-19 pandemic, Heritage focused on the following strategic initiatives: (1) relationship growth; (2) developing an integrated platform; and (3) internal communications strategy. These initiatives required disciplined attention from all levels of leadership throughout the year, without losing focus on achieving organic growth goals, sound credit quality, and smart capital and balance sheet management. In summary, Heritage pivoted rapidly to the changing demands from the pandemic while remaining focused on its core business fundamentals, as demonstrated below:

Total Assets	Net Income	Diluted Earnings Per Share

Total Loans, Net	Total Deposits	Overhead Ratio (1)

(1) Non-interest expense divided by average assets
Corporate Responsibility

At Heritage, we are committed to environmental and sustainability efforts, our human capital, our customers and strengthening the communities and markets in which we operate our business. We place a high priority on operating in a responsible and respectful manner and are continually focused on improving environmental, social and governance ("ESG") best practices throughout the organization. During 2020, we developed a Diversity, Equity and Inclusion ("DEI") plan, a DEI statement, a DEI Council and appointed a DEI Officer. At Heritage, we believe that our differences make us stronger. The following DEI statement captures the essence of our culture:

We are committed to a culture of respect. We are defined by the combined life experiences of our team and we are dedicated to fostering and cultivating an environment of diversity and inclusion. By celebrating and embracing our differences, we become stronger as an organization. We are then better able to support and represent the communities we serve.
ii

TABLE OF CONTENTS

Information About the Annual Meeting	1	Report of the Compensation Committee	36

Security Ownership of Certain Beneficial Owners and Management	5	Executive Compensation	37

Proposal 1—Election of Directors	7	Summary Compensation Table	37

Meetings and Committees of the Board of Directors	13	Grants of Plan-Based Awards Table	38

Corporate Governance	15	Outstanding Equity Awards Table	38

Corporate Responsibility	18	Option Exercises and Stock Vested	39

Director Compensation	22	Nonqualified Deferred Compensation	39

Proposal 2—Advisory (Non-Binding) Vote on Executive Compensation	23	Potential Payments Upon Termination or Change in Control	40

Compensation Discussion and Analysis	24	Employment Agreements and Severance/Change in Control Benefits	42

Executive Summary	24	Equity Plans	43

Philosophy and Objectives of Our Executive Compensation Program	27	Split-Dollar Agreements	43

Role of the Compensation Committee	28	Management Incentive Plan	43

Role of Management in Compensation Committee Deliberations	28	Compensation Committee Interlocks and Insider Participation	43

Compensation Consultants and Advisors	29	CEO Pay Ratio	44

Use of Competitive Data	29	Report of the Audit and Finance Committee	44

Performance-Based Equity Peer Group	29	Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm	45

Target Pay Mix	30	Shareholder Proposals	46

Base Salary	31	Miscellaneous	47

Salary Adjustments Made in 2020	31

Annual Cash Incentives	31

Annual Cash Incentive Performance Goals	32

2020 Annual Cash Incentive Award Determinations	32

Equity-Based Compensation	32

2020 Equity Award Determinations	32

Stock Ownership Guidelines	33

Retirement Benefits	34

Perquisites and Other Benefits	35

Regulatory Considerations	35

Clawback Policy	36

Tax and Accounting Considerations	36

PROXY STATEMENT
2021 ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION
201 Fifth Avenue S.W.
Olympia, Washington 98501
(360) 943-1500

The Board of Directors of Heritage Financial Corporation (“Board”) is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We first provided access to this Proxy Statement and a form of proxy card on March 19, 2021.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries.
Information About the Annual Meeting

Our annual meeting will be held as follows:

Date:	May 4, 2021

Time:	9:00 a.m., Pacific Time

Place:	Virtual Meeting
www.meetingcenter.io/241594936
Meeting password is HFWA2021
Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•The election of eleven directors to each serve for a one-year term.
•An advisory, non-binding, resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.
•The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2021

Our Proxy Statement, the Notice of Internet Availability of Proxy Materials and our Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:
•Proxy Statement;
•Notice of Internet Availability of Proxy Materials;
•Proxy Card; and
•Annual Report to Shareholders.

We provided access to our proxy materials beginning on March 19, 2021. On that day, we mailed the Notice of Availability of Proxy Materials to our shareholders. The Securities and Exchange Commission ("SEC") allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of mailing paper copies of the annual meeting materials.
Who is Entitled to Vote?

We have fixed the close of business on March 8, 2021, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s outstanding common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 8, 2021, there were 35,914,775 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.
How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions below, under "What if My Shares Are Held in "Street Name" by a Broker?"

Shares of Heritage common stock can only be voted if the shareholder is present virtually or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the virtual annual meeting. You can always change your vote at the meeting if you are a shareholder of record and have joined the meeting as a "Shareholder." To join as a Shareholder, you will need the control number provided with the Notice Regarding the Availability of Proxy Materials or on your proxy card.

Voting instructions are included on the Notice of Internet Availability of Proxy Materials. Shares of Heritage common stock represented by properly executed proxies will be voted by the persons named on the form of proxy in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, and FOR ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021. If any other matters are properly presented at the annual meeting for action, the persons named in the form of proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxies to vote.
What if My Shares Are Held in "Street Name" by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee ("nominee"), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to the rules governing brokers. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposal for the election of directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted on these proposals.

If your shares are held in street name, you must register in advance to fully participate in the annual meeting. You may participate as a "Guest" without having a unique control number, but you will not have the option to vote your shares or ask questions at the virtual meeting. To fully participate in the meeting as a "Shareholder," you must obtain a unique control number by registering in advance with Computershare and submitting proof of your proxy power (legal proxy) reflecting your holdings along with your name and e-mail address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 20, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be made as follows:

forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com or send by mail to: Computershare, Heritage Financial Corporation, Legal Proxy P.O. Box 43001 Providence, RI 02940-3001.
How Will My Shares of Common Stock Held in the 401(k) Profit Sharing Plan Be Voted?

We maintain a 401(k) profit sharing plan (“401(k) Plan”) which owned 270,253 shares or 0.75% of Heritage’s common stock as of the record date. Our employees participate in the 401(k) Plan. Each participant may instruct the 401(k) Plan trustee how to vote the shares of Heritage common stock allocated to his or her account under the Plan by completing a vote authorization form. If a participant properly executes a vote authorization form, the 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. 401(k) Plan shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from 401(k) Plan participants by the transfer agent by April 27, 2021.
How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, virtually or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a Quorum is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present virtually or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.
Vote Required to Approve Proposal 1: Election of Directors

Our Bylaws provide for the election of directors by the majority of votes cast by shareholders in uncontested elections and provide that in an uncontested election, the number of shares voted "for" a director nominee must exceed the number of shares voted "against" a director nominee, in order for a director nominee to be elected. The following are not considered votes cast: (1) a share otherwise present at the meeting but for which there is an abstention; and (2) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction. The term of any director, who was a director at the time of the election, but who does not receive a majority of votes cast in an election held under the new majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director's resignation is effective.

Our Bylaws provide that an election is considered a "contested election" if there are shareholder nominees for director pursuant to Heritage's advance notice provision and who are not withdrawn by the advance notice deadline set forth in Heritage's Articles of Incorporation. If the Board determines there is a "contested election," the election of directors will be held under a plurality standard. Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or against each nominee, or shareholders may abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the election. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.
Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) resolution to approve the compensation paid to our named executive officers requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement.
Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021, requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021.
May I Revoke My Proxy?

You may revoke your proxy before it is voted by:
•submitting a new proxy with a later date;
•notifying the Corporate Secretary of Heritage in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or
•voting at the virtual annual meeting.

If you plan to attend the virtual annual meeting and wish to vote during the meeting, you must join the meeting as a "Shareholder." If you are a shareholder or record, you will need the control number provided with the Notice Regarding the Availability of Proxy Materials or on your proxy card. If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, you will need to register in advance with Computershare by following the instructions in the section titled "What if My Shares Are Held in Street Name by a Broker?"

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of the record date or the most currently reported date, information regarding share ownership of:
•those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;
•each director of Heritage;
•each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and
•all current directors and executive officers of Heritage as a group.
On March 8, 2021, there were 35,914,775 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the SEC, and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than as set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock.

Beneficial Owners of More than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	5,272,197	14.7%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	3,577,059	9.9%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	2,353,706	6.6%
(1)According to a Schedule 13G filed with the SEC on January 26, 2021 reporting shares owned as of December 31, 2020, BlackRock Inc. has sole voting power over 5,205,063 shares and sole dispositive power over 5,272,197 shares. The interest of BlackRock Fund Advisors in the common stock of Heritage is more than 5% of the total outstanding common stock.
(2)According to a Schedule 13G filed with the SEC on February 16, 2021 reporting shares owned as of December 31, 2020, T. Rowe Price Associates, Inc. Inc. has sole voting power over 968,944 shares and sole dispositive power over 3,577,059 shares.
(3)According to a Schedule 13G filed with the SEC on February 10, 2021 reporting shares owned as of December 31, 2020, the Vanguard Group has sole voting power over zero shares, shared voting power over 37,791 shares, sole dispositive power over 2,285,870 shares and shared dispositive power over 67,836 shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after March 8, 2021 and restricted stock units that will vest within 60 days after March 8, 2021 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of March 8, 2021, the amount of Heritage common stock owned (unless otherwise indicated) by each director and named executive officer, and all of our directors and executive officers as a group.

Directors & Named Executive Officers	Shares		Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Common Stock Outstanding
Brian S. Charneski	44,028	(2)	1,991	46,019	*
John A. Clees	50,018	(3)	1,991	52,009	*
Stephen A. Dennis	32,113	(4)	1,991	34,104	*
Jeffrey J. Deuel	39,351		6,315	45,666	*
Kimberly T. Ellwanger	21,653		1,991	23,644	*
Deborah J. Gavin	12,534		1,991	14,525	*
Jeffrey S. Lyon	41,373	(5)	1,991	43,364	*
Gragg E. Miller	27,310	(6)	1,991	29,301	*
Anthony B. Pickering	55,573	(7)	1,991	57,564	*
Frederick B. Rivera	—		—	—	—
Ann Watson	12,440	(8)	1,991	14,431	*
Brian L. Vance	126,292	(9)	10,219	136,511	*
Tony W. Chalfant	17,750	(4)	1,280	19,030	*
Donald J. Hinson	32,233		3,031	35,264	*
Cindy M. Huntley	21,644	(10)	2,276	23,920	*
Bryan D. McDonald	23,953	(11)	3,617	27,570	*
Directors and Executive Officers as a group (20 persons)	586,832		49,821	636,653	1.8%

*	Less than one percent of shares outstanding
(1)Represents time-based restricted stock and performance stock units (at target) which will vest within 60 days of March 8, 2021.
(2)Includes 14,000 shares owned by an entity controlled by Mr. Charneski.
(3)Includes 46,468 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned by an entity controlled by Mr. Clees.
(4)Shares are held jointly with his spouse.
(5)Includes 3,235 shares held as custodian for a minor and 2,850 shares held by his daughter.
(6)Includes 22,665 shares held jointly with his spouse and 4,645 shares held in a simplified employee pension plan.
(7)Includes 47,449 shares held jointly with his spouse, 4,062 shares held in Mr. Pickering's IRA and 4,062 shares held in Mr. Pickering's spouse's IRA.
(8)Includes 4,000 shares held in Ms. Watson's IRA and 8,440 shares held jointly with her spouse.
(9)Includes 104,564 shares held jointly with his spouse and 21,728 vested shares in the 401(k) plan.
(10)Includes 2,339 shares held in the 401(k) plan.
(11)Includes 12,373 shares held jointly with his spouse and 10,256 vested shares held in the 401(k) plan.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board of Directors currently consists of 12 directors. The 11 directors below have been nominated to serve a one-year term ending at the 2022 annual meeting, or when their respective successors have been duly elected and qualified. Director Stephen A. Dennis will retire effective as of the annual meeting.
The table below sets forth information regarding each director of Heritage standing for re-election, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.
The Board of Directors recommends you vote FOR the election of each of the nominees in the table below.

Name	Age(1)	Position(s) Held with Heritage	Director Since	Term to Expire(2)
Brian S. Charneski	59	Director	2000	2022
John A. Clees	73	Director	2005	2022
Jeffrey J. Deuel	62	Director, President & CEO	2019	2022
Kimberly T. Ellwanger	61	Director	2006	2022
Deborah J. Gavin	64	Director	2013*	2022
Jeffrey S. Lyon	68	Director	2001	2022
Gragg E. Miller	69	Director	2009*	2022
Anthony B. Pickering	73	Director	1996*	2022
Frederick B. Rivera	52	Director	2020	2022
Brian L. Vance	66	Chairman of the Board	2002	2022
Ann Watson	59	Director	2012	2022
*    Reflects year appointed to the Washington Banking Company (“Washington Banking”) Board of Directors. Washington Banking merged with Heritage in May 2014.
(1)    As of December 31, 2020.
(2)    Assuming re-election.
Business Experience of Nominees for Re-election

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

BRIAN S. CHARNESKI	AGE: 59 DIRECTOR SINCE 2000

Biographical Information:
Brian S. Charneski is the President of L&E Bottling Company based in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of the American Beverage Association and is also a member of the Board of Directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Through his involvement, Mr. Charneski has extensive experience in the consumer products industry from product development, sales and marketing to manufacturing and logistics. Mr. Charneski is a past director of the Washington Center for Performing Arts, the Community Foundation of the South Sound and St. Martin’s University. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski was appointed as Lead Independent Director effective as of July 1, 2019, after having served as our Chairman since 2016.

Committees: • Audit and Finance • Compensation
Qualifications:
Mr. Charneski serves as Lead Independent Director and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

JOHN A. CLEES	AGE: 73 DIRECTOR SINCE 2005

Biographical Information:
John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was a Managing Director for nine years with a national certified public accounting firm, RSM, after they acquired the Olympia, Washington firm founded by Mr. Clees. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as an attorney and mediator in the State of Washington. Mr. Clees served on Heritage’s Board of Directors from 1990 until 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005, when he was reappointed to the Board. He serves as a Board Member on the Community Foundation of South Puget Sound.

Committees: • Nominating and Governance • Risk (Chair)	Qualifications: Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

JEFFREY J. DEUEL	AGE: 62 DIRECTOR SINCE 2019

Biographical Information:
Jeffrey J. Deuel is President and Chief Executive Officer of Heritage, positions he has held since July 1, 2019. Previously, Mr. Deuel was President and Chief Executive Officer of Heritage Bank and President of Heritage (July 2018 to July 2019), President and Chief Operating Officer of Heritage Bank and Executive Vice President of Heritage (September 2012 to July 2018), Executive Vice President and Chief Operating Officer of Heritage Bank and Executive Vice President of Heritage (November 2010 to September 2012) and Executive Vice President of Heritage Bank (February 2010 to November 2010). Prior to joining Heritage, Mr. Deuel held the position of Executive Vice President Commercial Operations with JPMorgan Chase, formerly Washington Mutual. Prior to joining Washington Mutual, Mr. Deuel was based in Philadelphia where he worked for Bank United, First Union Bank, CoreStates Bank, and First Pennsylvania Bank. During his career Mr. Deuel held a variety of leadership positions in commercial banking including lending, credit administration, portfolio management, retail, corporate strategies, and support services. He serves on the board of the Washington Bankers Association, the Oregon Bankers Association and Pacific Coast Banking School and earned his Bachelor’s degree at Gettysburg College.

Committees: • Risk	Qualifications: Mr. Deuel brings significant executive leadership skills, banking experience along with a strategic focus and vision for the Company.

KIMBERLY T. ELLWANGER	AGE: 61 DIRECTOR SINCE 2006

Biographical Information:
Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 to 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including serving on the Boards of the Northwest Chapter of the National Association of Corporate Directors (“NACD”), past Chair of the Community Foundation of South Puget Sound, the Providence St. Peter Foundation, the South Sound YMCA, past Chair of the Washington Council on International Trade and past Vice President of the Business Software Alliance. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has completed NACD's comprehensive program of study to become an NACD Leadership Fellow.

Committees: • Compensation • Nominating and Governance (Chair)	Qualifications: Ms. Ellwanger brings significant legal expertise to the Board, which is complemented by her leadership skills and corporate, government and regulatory expertise.

DEBORAH J. GAVIN	AGE: 64 DIRECTOR SINCE 2013

Biographical Information:
Deborah J. Gavin was employed by the Boeing Company, an aerospace company, for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Prior to her employment with Boeing, Ms. Gavin held positions as a management consultant for Deloitte (a public accounting firm), and Special Agent with the U.S. Department of Treasury. She also taught undergraduate and graduate adjunct accounting courses at City University, Seattle, Washington. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and a Master of Business Administration in Finance from Seattle University. Other board experiences include private company boards in Malaysia and China, and nonprofit organizations including the Washington Business Alliance and Snoqualmie Summit Central Ski Patrol.

Committees: • Audit and Finance (Chair) • Risk
Qualifications:
Ms. Gavin's extensive financial background, leadership skills, and depth of public company knowledge provide the Board with valuable expertise. Ms. Gavin is one of the Company's designated financial experts.

JEFFREY S. LYON	AGE: 68 DIRECTOR SINCE 2001

Biographical Information:
Jeffrey S. Lyon is the Chairman of Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for Kidder Mathews Inc. Mr. Lyon was Chairman and CEO for Kidder Mathews for over 20 years, stepping down as CEO on July 1, 2020. Mr. Lyon has over 45 years of experience in the commercial real estate industry in the Puget Sound area. He is a member of the Real Estate Advisory Board at the Runstad School of Real Estate at the University of Washington. Mr. Lyon earned a Bachelor of Arts degree in real estate and finance from the University of Oregon and is a certified member of the Commercial Investment Real Estate Institute (CCIM). He is an active community leader serving on the boards of the Economic Development Council for Tacoma-Pierce County, and the CCIM Foundation.

Committees: • Compensation • Audit and Finance	Qualifications: Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial, strategic and executive leadership skills.

GRAGG E. MILLER	AGE: 69 DIRECTOR SINCE 2009

Biographical Information:
Gragg E. Miller served as the Principal Managing Broker of Coldwell Banker Bain realtors in Bellingham, Washington from 2011 to 2017. Prior to that, he was the Principal Managing Broker with Coldwell Banker since 1978. Mr. Miller earned his Bachelor of Arts degree from the University of Washington in 1973. He holds the GRI and CRB designations from the National Association of Realtors and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. He has held numerous board positions with the Washington Association of Realtors as well as the Whatcom County Board of Realtors. Mr. Miller's real estate investment experience includes ownership in Meridian Associates, LLC, Garden Street Associates, LLC and Cornwall Center, Inc.

Committees: • Audit and Finance • Risk	Qualifications: Mr. Miller provides expertise in the real estate industry and has extensive involvement in civic and business organizations in Bellingham, Washington.

ANTHONY B. PICKERING	AGE: 73 DIRECTOR SINCE 1996

Biographical Information:
Anthony B. Pickering served as Chairman of the Board of Heritage following the merger between Heritage and Washington Banking from May 1, 2014 until May 1, 2016, and served as the Chairman of the Board of Washington Banking and its subsidiary Whidbey Island Bank from 2005 to 2014. Mr. Pickering owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past President of the Skagit Valley Hospital Foundation and previously served as a trustee for the Washington State University Foundation Board of Trustees and on the Board of the Economic Development Association of Skagit County. Mr. Pickering serves on the Board of Directors of the Skagit Regional Public Facilities District.

Committees: • Audit and Finance • Nominating and Governance	Qualifications: Mr. Pickering brings to the Board a business background with financial, human resources management and community relations experience.

FREDERICK B. RIVERA	AGE: 53 DIRECTOR SINCE 2020

Biographical Information:
Frederick B. Rivera is the Executive Vice President and General Counsel for the Seattle Mariners in Seattle, Washington. Mr. Rivera is an active community leader and currently serves on numerous boards including the NW Sports, LLC (ROOT Sports Network), OAC Services, Inc., the King County Bar Foundation, the Downtown Seattle Association, the Association of Washington Businesses, the Washington State Leadership Board, and the United Way of King County board, where he is the Immediate Past Board Chair. He holds a Bachelor of Arts from California State University and graduated from the Gonzaga School of Law. Mr. Rivera also completed the Executive Leadership Program at the Northwestern Kellogg School of Management.

Committees: • Compensation • Risk
Qualifications:
Mr. Rivera brings valuable legal expertise and management skills to the Board. He also brings knowledge of the financial services industry, which includes credit administration, management and strategic forecasting.

BRIAN L. VANCE	AGE: 66 DIRECTOR SINCE 2002

Biographical Information:
Brian L. Vance has served as the Chairman of the Board since May 2020, having served as the Executive Chair from July 2019 until May 2020. Mr. Vance was President and Chief Executive Officer of Heritage and Chief Executive Officer of Heritage Bank from 2006 and 2003, respectively, until July 2019. He served as President and Chief Executive Officer of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance previously served as a director of the Pacific Bankers Management Institute, the Community Foundation of South Puget Sound, and the Western Independent Bankers Advisory Committee. He was the past President of the Washington Financial League and formerly served as a trustee for the South Puget Sound Community College.

Committees: • Risk
Qualifications:
Mr. Vance brings valuable management and financial skills to the Board and provides extensive financial services industry knowledge, which includes credit administration, management and strategic forecasting.

ANN WATSON	AGE: 59 DIRECTOR SINCE 2012

Biographical Information:
Ann Watson has served since 2015 as the Chief Operating Officer of Cascadia Capital LLC, an investment banking firm headquartered in Seattle, Washington. Ms. Watson previously served for two years as the Chief Financial Officer of Moss Adams LLP, a regional public accounting firm. She has also served as Chief Human Resources Officer, Management Committee Member, Russell Mellon Board Member overseeing the Russell Indexes and as a Director in the Corporate Finance Group at Russell Investments, spanning a 15-year period. Prior to joining Russell Investments, she spent seven years with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Columbia University with a Master of Business Administration and a graduate of Whitman College with a Bachelor of Arts in Economics. Among her prior community roles, she served as the Board Chair and Trustee of the Seattle Foundation, on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council.

Committees: • Compensation (Chair) • Nominating and Governance
Qualifications:
Ms. Watson brings extensive financial services industry and corporate financial knowledge to the Board, including merger and acquisition experience. Her significant leadership, compensation and human resources experience add to the Board's perspective.

Board Composition

In making recommendations for nominees to the Board, the Nominating and Governance Committee actively considers qualifications, strengths and abilities of the potential candidate for nomination. The Nominating and Governance Committee proactively manages board performance with annual board assessments and periodic peer assessments. Qualified director nominees are expected to have a mix of business experience, financial literacy, industry knowledge, integrity, be consensus builders and provide strategic oversight. During 2020, the Nominating and Governance Committee performed a director search and considered the above qualifications, while also focusing on diversity. The current composition of our Board reflects those efforts and the importance of diversity to the Board. The Board includes three women, all of whom chair a committee, and one ethnically diverse director, as well as diverse skills and experience represented among all the director nominees. Additionally, the Board has an effective mix of experience and fresh perspective as illustrated below.

Summary of Director Nominee Qualifications and Experience

Name	Business Expertise	Banking Experience	CPA, MBA or Financial Expertise	Attorney	Marketing/ Sales	Community Presence
Brian S. Charneski	✓	✓	✓		✓	✓
John A. Clees	✓	✓	✓	✓		✓
Jeffrey J. Deuel	✓	✓	✓		✓	✓
Kimberly T. Ellwanger	✓	✓	✓	✓		✓
Deborah J. Gavin	✓	✓	✓			✓
Jeffrey S. Lyon	✓	✓	✓		✓	✓
Gragg E. Miller	✓	✓			✓	✓
Anthony B. Pickering	✓	✓			✓	✓
Frederick B. Rivera	✓	✓		✓		✓
Brian L. Vance	✓	✓	✓		✓	✓
Ann Watson	✓	✓	✓			✓

Age Diversity	Diversity

Board Tenure	Board Independence

MEETINGS AND COMMITTEES
OF THE BOARD OF DIRECTORS
Board of Directors

The Board conducts its business through meetings of the Board and through its committees. The Board typically meets ten times per year, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Executive Chairman, the Chief Executive Officer (“CEO”) and management. During the year ended December 31, 2020, the Board held ten regular meetings and three special meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during 2020.
Committees and Committee Charters

The Board has standing Audit and Finance, Governance and Nominating, Compensation, Risk and Trust Committees and has adopted written charters for each of these committees. The Trust Committee was dissolved effective December 31, 2020. You may obtain a copy of the Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. The charters of the Audit and Finance, Governance and Nominating, and Compensation committees are also available on our website at www.hf-wa.com under the Governance Documents within the Overview section.
The following table shows the current membership of the Board committees and the number of meetings held by each committee in 2020. Frederick B. Rivera was appointed to the Board on December 17, 2020 and was appointed as a member of the Compensation and Risk Committees, with committee meeting attendance starting in 2021.
Committee Membership

Name	Audit and Finance	Compensation	Nominating and Governance	Risk	Trust
Brian S. Charneski	✓	✓
John A. Clees			✓	Chair	✓
Stephen A. Dennis		✓	✓		✓
Jeffrey J. Deuel				✓	✓
Kimberly T. Ellwanger		✓	Chair
Deborah J. Gavin	Chair			✓
Jeffrey S. Lyon		✓	✓
Gragg E. Miller	✓			✓	Chair
Anthony B. Pickering	✓		✓
Brian L. Vance				✓
Ann Watson		Chair	✓
Number of Meetings	11	4	4	4	4
Audit and Finance Committee

The Audit and Finance Committee is composed of independent directors, in accordance with the requirements for companies listed on The Nasdaq Stock Market ("Nasdaq") and applicable SEC rules. Director Gavin has been designated by the Board as the “audit committee financial expert,” as defined by the SEC. In addition, Directors Charneski and Clees both qualify as financially sophisticated, as defined by Nasdaq. The Committee meets quarterly and on an as-needed basis to provide oversight relating to the Company's accounting and financial reporting standards and processes. The Committee evaluates the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm.
Compensation Committee

The Compensation Committee is composed of independent directors, in accordance with the requirements for companies listed on Nasdaq and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets quarterly and on an as-needed basis regarding the personnel, compensation and benefits-related matters of Heritage.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.
Nominating and Governance Committee

The Nominating and Governance Committee is composed of independent directors, in accordance with the requirements for companies listed on Nasdaq. The Committee meets quarterly and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board. Final approval of director nominees is made by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program, including the development and administration of Heritage’s corporate governance policies, guidelines and practices. The Committee is also responsible for overseeing Heritage's leadership structure, succession planning, Board performance, adherence to stock ownership guidelines and strategic planning.
Risk Committee

The Risk Committee meets quarterly and on an as-needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk, cybersecurity risks, the regulatory component of compliance risk and emerging risks including, but not limited to, environmental, social and governance risks. The Company has established an Enterprise Risk Management model to manage the Company’s risks.
Trust Committee

The Trust Committee met quarterly and was responsible for regulatory compliance within the Trust department. The Trust business was transferred to a third party and the Committee was dissolved effective December 31, 2020.

CORPORATE GOVERNANCE
Heritage is committed to effective corporate governance and acts in a manner that it believes best serves the interests of the Company, and its shareholders, employees and communities. The Board reviews Heritage’s policies and business strategies and advises executive management, who manage and implement Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, committee charters, Stock Ownership Guidelines and various policies, including the Code of Ethics Policy and Whistleblower Policy, to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at Heritage and in this section, we describe our key governance policies, guidelines and practices.

Board Independence	• Ten of twelve directors are independent
Board Performance	• The Board and its Committees regularly assesses its performance through self-evaluation
Board Committees	• Only independent directors serve on the Audit and Finance, Governance and Nominating, and Compensation Committees
Leadership Structure	• The positions of Chairman of the Board and Chief Executive Officer are separately held and we have a Lead Independent Director
Risk Oversight	• The Board is responsible for monitoring key risks
Open Communication	• We encourage open communication among our shareholders, directors and management
Stock Ownership	• Directors and the named executive officers are required to hold Company stock
• Directors are required to own 3 times the annual cash retainer paid
• The CEO is required to own 3 times his annual base salary and the other named executive officers are required to own 1.5 times their annual base salaries
Accountability to Shareholders	• We elect all directors annually
• We actively engage with our largest institutional investors through a shareholder outreach process
• Majority voting with plurality voting only in contested elections
Succession Planning	• The Board actively plans for director and management succession
Corporate Governance Guidelines

The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, retirement age of directors, director education, succession planning and other important governance matters.
Majority Voting

In 2016, the Board adopted majority voting with plurality voting retained in a contested election. This means that in an uncontested election, the number of shares voted “for” a director nominee must exceed the number of shares voted “against” a director nominee, in order for that nominee to be elected.
Board Leadership

The Board annually elects the Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. The positions of Board Chairman and CEO have been separately held since 2006. During 2019, the positions of Executive Chairman and Lead Independent Director were implemented. Effective May 2020, the Executive Chairman became the Chairman of the Board. The Lead Independent Director's role is to aid and assist the Chairman of the Board and lead the activities of the independent directors. This structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.

Process for Selecting Directors

The process for selecting candidates for nomination as a director is outlined below:

1	The Governance and Nominating Committee Charter requires the Committee to consider the following when selecting candidates for nomination as a director:

• business acumen and occupational experience;
• integrity and reputation;
• diversity;
• education;
• ability to work effectively in a group;
 • knowledge of and contacts in our market area and ties to the community;

• independence and potential conflicts of interest;
• tenure on the Board;
• specialized knowledge or skills; and
• ability to commit adequate time and attention to serve as a director in light of other commitments.

2	In selecting nominees, the Committee must consider the criteria above, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members.

3	In searching for director candidates to fill vacancies on the Board, the Committee utilizes both internal and external resources to seek qualified candidates. The Committee may request that members of the Board pursue their own business contacts for the names of potential candidates as well as utilize the expertise of a board recruitment firm.

4	The Committee then considers the potential pool of director candidates, selects the top candidate(s) based on the candidates’ qualifications and the Board’s needs, and conducts an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board or a search firm, in the same manner in which the Committee would evaluate its nominees for director.
Director Independence

Our common stock is listed on the Nasdaq Global Select Market. In accordance with Nasdaq requirements, at least a majority of our directors must be independent. The Board has determined that 10 of our 12 directors are independent. Directors Charneski, Clees, Dennis, Ellwanger, Gavin, Lyon, Miller, Pickering, Rivera and Watson are all independent. Brian L. Vance, who serves as the Chairman of the Board and Jeffrey J. Deuel, who serves as our President and CEO, are not independent.
Code of Ethics

The Board has adopted a written Code of Ethics Policy that applies to our directors, officers and employees. The Code of Ethics Policy, which is reviewed annually, sets expectations for conducting our business with integrity, due skill, care and diligence while avoiding conflicts of interest.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and Heritage Bank. On a regular basis, the Board or its various committees reviews operational and regulatory reports provided by management to assess a variety of risks such as credit risk, interest rate risk, liquidity risk, compliance risk, loan concentrations, strategic risk, cybersecurity risk, operational risk and environmental, social and governance risks. The Board delegates the oversight of risk to the following committees:

Audit & Finance Committee	Compensation Committee	Nominating & Governance Committee	Risk Committee
The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Director of Internal Audit reports directly to the Audit and Finance Committee Chair.
The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage.

The Nominating and Governance Committee ensures sound principles and practices regarding environmental, social and corporate governance. The Committee ensures the Board has qualified and diverse candidates as well as monitors the Company's strategic plan.

The Risk Committee oversees the risks inherent in our business through the Risk Appetite Statement which includes the monitoring of credit risk, market and liquidity risk, loan concentrations, cybersecurity risk, operational risk and the regulatory component of compliance risk. The Chief Risk Officer reports directly to the Risk Committee Chair.

Shareholder Engagement

The Board believes that accountability to our shareholders represents good corporate governance. To that end, we engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. We entered into our seventh annual targeted shareholder engagement by reaching out to fourteen of our largest institutional investors, which represented approximately 55% of our outstanding shares. The Chairman of the Board, the Lead Independent Director and the Nominating and Governance Committee Chair participated in these conversations, along with management. We discussed with these shareholders our corporate governance practices which included environmental and social factors, executive compensation programs, internal audit practices and shareholder rights. The investors with whom we spoke were supportive of Heritage’s programs and practices.
Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any request to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such request should state the number of shares beneficially owned by the shareholder making the communication.
Annual Meeting Attendance

Directors are encouraged, but not required, to attend the annual meeting of shareholders. All of the directors attended the 2020 annual meeting of shareholders.
Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all non-director and non-employee customers, and do not involve more than the normal risk of collectability or present other unfavorable features.
Each individual loan and aggregate loans to directors, executive officers and their affiliates, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the meeting minutes. There were $7.7 million in loans outstanding to directors and executive officers as of December 31, 2020, all of which were performing in accordance with their terms.
CORPORATE RESPONSIBILITY
At Heritage, we place a high priority on operating in a responsible and respectful manner. We are committed to the environment and sustainability efforts, to our people, our customers and strengthening the communities and markets in which we operate our business. We have utilized the Sustainability Accounting Standards Board ("SASB") commercial bank framework to identify material risks and the associated management practices, and to further develop our environmental, social and governance ("ESG") platform.
Environment and Sustainability

Reduce, Recycle and Reuse
We demonstrate environmental responsibility in various ways, including:
    • continually reducing our carbon footprint with the consolidation of facilities;
     • using green janitorial products;
    • replacing standard light bulbs with LED bulb that have a longer life and use less energy;
    • repurposing existing furniture whenever possible instead of buying new; and
    • recycling in most locations with a plan to implement recycling across our entire footprint.

Sustainable Practices
We are focused on sustainability throughout our everyday business practices by:
    • having a management-led Green Team Committee focused on sustainability company-wide;
    • using technology that provides for a paperless environment and transactional efficiencies;
    • eCycling old technology equipment to avoid sending it to landfills;
    • energy saving pilot program with our Hillsboro branch through a partnership with Energy Trust of Oregon and Strategic Energy Management; and
    • achieving a Gold Sustainability at Work certification for the Portland office.
Human Capital and Social Responsibility

Demographics
As of December 31, 2020, Heritage employed 804 full-time and 52 part-time employees across Washington and Oregon. None of these employees are represented by a collective bargaining agreement. During 2020, we hired 133 regular full-time and part-time employees. Voluntary workforce turnover (rolling 12-month attrition) was 15.4% and our average tenure was 7.1 years. Our workforce was 72% female and 28% male and women held 69% of the bank's management roles (including department supervisors and managers, as well as executive leadership). The average tenure of management is 9.5 years. The ethnicity of our workforce is 78% White, 8% Asian, 6% Hispanic, 4% two or more races, 2% Black and 2% other.

Our Culture and Our People
Heritage's success depends on the success of its people. As a result, Heritage is focused on enhancing employee empowerment through human capital and talent management. Our strong culture was built upon adherence to a well-defined company mission and values, which aligns employees across all levels of the Company to a common goal and enables them to reach their full potential.
We view our employees as our most important investment, which makes training and professional development a worthy investment. We offer an array of learning opportunities through virtual and in-house courses via "Heritage Bank University," as well as sponsoring courses through external providers, including Ken Blanchard Companies, Washington Bankers Association, the Oregon Bankers Association and Pacific Coast Banking School. Additionally, in 2020 we provided situational leadership training that focuses on communication and employee engagement.
Heritage is strongly committed to an environment of open communication with access to senior management, which includes monthly all-Officer and quarterly all-employee virtual meetings, as well as monthly new employee orientation hosted by the CEO. To further enhance our "listening culture" and foster open communications, we also introduced in 2020 a pulse survey platform to provide employees with a chance to share feedback directly with leadership throughout the year, including internal communications and pandemic-related surveys. Survey results were shared with executive leadership and drove action planning. We host Celebrate Great, an interactive internal peer recognition platform, where managers and employees post appreciation and recognition for co-workers and teams. The Company celebrates "Employee Appreciation Days" in the spring and fall, which includes prizes, games, employee recognition and in-person events hosted by executive management.
In addition to vacation and sick leave, all employees receive at least eight hours of paid time each year specifically to use for volunteer activities of their choice in the communities where they live and work.

Diversity, Equity, and Inclusion ("DEI")
We recognize and appreciate the importance of creating an environment in which all employees feel valued, included, and empowered to do their best work. We recognize that each employee's unique experiences, perspectives, and viewpoints add value to our ability to be the leading commercial community bank in the Pacific Northwest.
Heritage has a DEI plan, a DEI Statement, a DEI Council and a DEI Officer who has been certified by the National Diversity Council. The Council is made up of a diverse group of employees that acts on behalf of the bank to promote the diversity and inclusion process. The Council works closely with senior leaders to ensure DEI initiatives align with Heritage's overall strategic goals and initiatives. Both our CEO and SVP Chief Human Resources Officer serve as executive sponsors to the DEI Council. The Council is a critical driver in fostering organizational change, and establishing a dedicated focus on DEI priorities. The primary role of the Council is to connect DEI activities to a broader, business-driven, results-oriented strategy. During 2020, DEI training was provided to employees and the executive officers and is scheduled for the Board in 2021.
The objectives of the Heritage DEI plan include:
•Workforce Diversity: Recruit from a diverse, qualified group of potential applications to secure a high-performing workforce drawn from all segments of the communities we serve.
•Workplace Inclusion: Promote a culture that encourages collaboration, flexibility and fairness to enable individuals to contribute to their full potential.
•Sustainability: Develop structures and strategies to equip leaders with the ability to manage diversity, be accountable, measure results, refine approaches on the basis of such data and foster a culture of inclusion.

COVID-19 Response
The safety, health and wellness of our employees is a top priority. The COVID-19 pandemic presented a unique challenge with regard to maintaining employee safety while continuing successful operations. Taking that into account, we acted quickly to implement the following measures commensurate with guidance issued by the Centers for Disease Control ("CDC") and state/local health authorities:
•transitioned a significant portion (~40%) of our workforce to remote work arrangements;
•most branch lobbies were closed to foot traffic except by appointment;
•enforced social distancing, daily health screening, and mask-wearing protocols for onsite employees;
•encouraged employees to stay home when they are experiencing COVID-19 symptoms;
•provided a supply of masks, hand sanitizer, and disinfecting agents to each location;
•limited essential business travel to those situations where business cannot reasonably be conducted without face-to-face interaction or visits to specific locations;
•launched a parent resource community board on the Company intranet and partnered with a company that provides virtual enrichment courses for the children of our employees at a discounted rate;
•provided up to 80 hours of paid time off to full-time employees for COVID-19 related absences, to use in lieu of sick or vacation time, for the employee's own illness, to care for an ill family member, due to a required self-isolation/quarantine, or school/day care closures;

Additionally, we assisted our customers in various ways to accommodate their needs during a difficult time. Heritage provided fee waivers, allowed early withdrawals on certificates of deposit, provided loan modification programs and provided loans through the Small Business Administration's Paycheck Protection Program ("SBA PPP"). Through round one of the SBA PPP, we assisted 4,642 of our customers for a total of $897.4 million in loans funded. We are actively assisting our borrowers through the loan forgiveness phase and are now working through round two of the SBA PPP. Heritage continues to monitor the situation and makes additional accommodations as necessary.

Compensation and Benefits
We provide competitive compensation and benefit programs to aid us in attracting and retaining top talent in the very competitive Puget Sound and Portland job markets where many of our offices are located. These programs include annual bonuses, equity, 401(k) plan with an employer matching contribution, health insurance, transit passes, paid parking, and paid time off.

Our Customers
We strive to improve our communities by driving positive economic growth for businesses and individuals of all income levels while ensuring the privacy and security of customer information is an ongoing priority. We continuously demonstrate our commitment to our customers and the communities in which we are based, as exemplified by the array of loan products, deposit accounts and service options that we offer, including, but not limited to the following products:
•digital banking services that are secure, cost effective and sustainable
•deposit products such as Fresh Start Checking provides customers the opportunity to reestablish a positive checking account history
•flexible mortgage lending options, such as RDA, FHA, VA and first-time homebuyer loans
•flexible small business lending options:
•in-house quick decision small business lending
•Small Business Administration ("SBA") lending
•community development loans, investments and grants with a focus on:
•affordable housing and community services: working with multiple stakeholders to maximize lending and tax credits to construct multi-family housing and wellness facilities for those most in need, such as struggling families, homeless youths, elders, disabled persons and veterans
•economic development: partnering with the SBA for higher dollar small business lending
•revitalization and stabilization: Main Street Tax Credit Program and lending in Opportunity Zones

Our Community

Our Community Mission
We have developed a community investment and giving program named Heritage Helps. Heritage is committed to improving our communities by driving positive impact in the areas of:

• business and economic development • education and youth development • environmental stewardship and social equity • health and human services

Heritage Helps has been an integral part of our values. Community investment is one of the four pillars of our corporate mission statement and is about creating hope and opportunity so our local communities can continue to thrive. As we recognize the significance of our contributions, we have better defined our charitable goals to drive positive impact in the four areas of our community mission. Our collective effort supports the communities in which we live and serve to remain resilient, sustainable and viable. We actively encourage and empower our employees to volunteer and serve as community leaders as we believe such efforts elevate our philanthropic efforts and social responsibility throughout our region. By working together, we create sustainable solutions that will continue to change and improve our communities.

$1.5 Million in Giving	Volunteer Hours	$100 Matching Program
Invested in a diverse group of nonprofits within the communities we serve. Heritage has contributed $9.7 million over the past 11 years.	Through the Heritage Volunteers Program, employees are paid eight hours annually for volunteer hours served.	Heritage matches each employee's donation dollar-for-dollar to the employee's community organization of choice, up to $100 annually.

We will pursue all of our community work and support with a holistic focus on equity and inclusion. Our thriving company culture engages our employees and inspires them to serve our communities in the pursuit of positive change. Heritage gives back to the communities we serve as demonstrated below:
• Corporate Match Program - employees donated $12,000 and Heritage matched $26,000
• United Way Employee Pledge Campaign - employees pledged $45,000 and Heritage matched $15,000
• Capital Campaigns including Mercy Corps Northwest, Lacey's Food Bank and the Shelton YMCA; and
• Children's Savings Account Program for the Children of Salishan in partnership with the Tacoma Housing Authority

DIRECTOR COMPENSATION
The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2020, with the exception of Jeffrey J. Deuel, who is the CEO of Heritage. Compensation received by Mr. Deuel in 2020 is included in the section below entitled “Executive Compensation.” Heritage directors do not receive any additional fees for serving as directors of Heritage Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation	Total ($)
Brian S. Charneski	59,378	37,510	—	96,888
John A. Clees	51,878	37,510	—	89,388
Stephen A. Dennis	44,378	37,510	—	81,888
Kimberly T. Ellwanger	51,878	37,510	—	89,388
Deborah J. Gavin	54,378	37,510	—	91,888
Jeffrey S. Lyon	44,378	37,510	—	81,888
Gragg E. Miller	47,378	37,510	—	84,888
Anthony B. Pickering	44,378	37,510	—	81,888
Frederick B. Rivera (2)	1,813	—	—	1,813
Brian L. Vance	69,000 (3)	37,510	224,508 (4)	331,018
Ann Watson	54,378	37,510	—	91,888
(1) Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2020. Outstanding awards are discussed below under “Equity Compensation.”
(2) Mr. Rivera was appointed on December 17, 2020.
(3) Consists of compensation for the period May 5, 2020 to December 31, 2020, as Mr. Vance remained an employee of Heritage until May 4, 2020 and received no Board compensation while an employee.
(4) For the period between January 1, 2020 and May 4, 2020, Mr. Vance was compensated by Heritage as follows, pursuant to the terms of his transitional employment agreement: $76,859 in base salary, $129,131 in all other compensation and $18,518 in nonqualified deferred compensation earnings.
2020 Director Compensation Highlights

During 2020, Board committee fees were eliminated and the annual director retainer increased from $37,500 to $43,500. Accordingly, in the aggregate, cash compensation remained relatively similar to the prior year and the value of equity compensation remained the same. Mr. Deuel did not receive any cash or equity compensation for service as a director or Board committee member.
Cash Compensation

For 2020, each non-employee director was paid an annual cash retainer of $43,500 for service as a director. The Chairman of the Board, Mr. Vance, also received an additional annual cash retainer of $60,000 in lieu of committee fees paid only for the period of May 5, 2020 to December 31, 2020. Until May 4, 2020, he remained an employee of Heritage and was compensated pursuant to his transitional employment agreement. Mr. Vance received no board fees while he was an employee. Mr. Charneski, as the Lead Independent Director, received an additional annual cash retainer of $15,000. The Chairs of the Audit and Finance and Compensation Committees were each paid an additional annual cash retainer of $10,000. The Chairs of the Governance and Nominating Committee and Risk Committee were paid an additional annual cash retainer of $7,500. The Chair of the Trust Committee was paid an additional annual cash retainer of $3,000. No additional per meeting attendance fees were paid.
Equity Compensation

On June 26, 2020, each non-employee director received an award of 1,991 restricted stock units of Heritage common stock, which vest on May 4, 2021, with a grant date fair value of $18.84 per share. As of December 31, 2020, Directors Charneski, Clees, Dennis, Ellwanger, Gavin, Lyon, Miller, Pickering, Vance and Watson each held 1,991 unvested restricted stock units.

As of December 31, 2020, the non-employee directors did not have any remaining unexercised nonqualified stock options.
Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for its non-employee directors. These guidelines were established to promote a long-term perspective and to align directors' interests with those of Heritage's shareholders. Under the guidelines for non-employee directors, each director is expected to have equity ownership with a value of not less than three times his or her annual cash retainer. The guidelines require directors to retain not less than 50% of shares received (on a net after tax basis) until the director satisfies the ownership requirements. If the director fails to satisfy the ownership requirement, 25% of their annual cash director fees will instead be paid in Heritage shares. The guidelines provide the directors with three years to reach the required ownership level. As of December 31, 2020, all directors were in compliance with the guidelines. Information about ownership guidelines for our named executive officers can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding proposal to approve the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:
RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2021 annual meeting of shareholders.
This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. The Compensation Committee and the Board will consider the outcome of the vote when determining future executive compensation arrangements.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the executive compensation for 2020 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach.
The Committee regularly reviews our officer compensation strategies, policies and programs in an effort to ensure the program continues to meet its objectives. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•Pay for Performance—A significant portion of our named executive officers’ compensation is tied to performance with clearly articulated financial goals.
•Annual Compensation Risk Assessment—We have an established process in place whereby we regularly analyze risks related to our compensation programs and we conduct a broad risk assessment annually.
•Key Performance Metrics—Objective performance metrics are established to determine annual incentive compensation.

•Clawback Policy—Our policy requires recovery of certain performance-based cash and equity incentive compensation in the event of a financial restatement.
•Performance-vesting Equity Grants—50% of our named executive officer equity grants vest based on the attainment of objective performance metrics relative to a pre-determined peer group.
•Stock Ownership Policy—Directors and officers are required to own Heritage common stock having a value of at least the following amounts: 3 times annual cash retainer for directors, 3 times annual base salary for the CEO and 1.5 times annual base salary for the remaining named executive officers.
•Independent Compensation Consultant—The Compensation Committee retains an independent consultant to obtain advice on executive compensation matters.
Each of the above factors is discussed more fully in the Compensation Discussion and Analysis below.
The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.
COMPENSATION DISCUSSION AND ANALYSIS
In this section, we discuss our executive compensation philosophy and programs. The “Committee” refers to the Compensation Committee in this Compensation Discussion and Analysis. Following this discussion, we disclose compensation of our named executive officers (“NEOs”) in the Summary Compensation Table and other compensation tables. The following individuals are our NEOs for 2020:

NEO	Title
Jeffrey J. Deuel	President and Chief Executive Officer
Bryan D. McDonald	Executive Vice President and Chief Operating Officer
Donald J. Hinson	Executive Vice President and Chief Financial Officer
Tony W. Chalfant	Executive Vice President and Chief Credit Officer
Cindy M. Huntley	Executive Vice President and Chief Banking Officer
Executive Summary

Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, headquartered in Olympia, Washington. Heritage Bank, with a branch network of 53 locations from Portland, Oregon to Bellingham, Washington, is committed to being the leading commercial community bank in the Pacific Northwest by continuously improving customer satisfaction, employee empowerment, community investment and shareholder value.
2020 Business Highlights

Although 2020 proved to be a challenging year, the Heritage team partnered with its customers and employees to help them manage through a difficult time. Heritage employees' safety, health and wellness is a top priority. Employees were able to work remotely or proper safety measures were implemented within our branch locations. Many Heritage customers were provided accommodations such as fee waivers, loan modifications and early certificate of deposit withdrawals. We accelerated our technology platform to enhance digital services and foster the Small Business Administration's Paycheck Protection Program, serving customer's in need of loans.

In addition to the challenges created by the COVID-19 pandemic, Heritage focused on the following strategic initiatives: (1) relationship growth; (2) developing an integrated platform; and (3) internal communications strategy. These initiatives required disciplined attention from all levels of leadership throughout the year, without losing focus on achieving organic growth goals, sound credit quality, and smart capital and balance sheet management. In summary, Heritage pivoted rapidly to the changing demands from the pandemic while remaining focused on its core business fundamentals, as demonstrated below:

Performance Metric	At or for the Year Ended December 31, 2020	At or for the Year Ended December 31, 2019	% Change
Total Assets	$6.6 billion	$5.6 billion	19.1%
Net Income	$46.6 million	$67.6 million	(31.1)%
Diluted Earnings Per Share	$1.29	$1.83	(29.5)%
Total Loans, Net	$4.4 billion	$3.7 billion	17.9%
Total Deposits	$5.6 billion	$4.6 billion	22.2%
Overhead Ratio (1)	2.37%	2.71%	(12.5)%
Dividends Paid (special and regular)	$0.80	$0.84	(4.8)%
(1) Non-interest expense divided by average assets
2020 Executive Compensation Highlights

During 2020, the Committee acted in accordance with Heritage’s compensation philosophy and provided our NEOs compensation aligned with Heritage’s financial performance and each NEO's individual performance. Compensation was commensurate with market comparisons and the Committee continued to consider shareholder value and prudent risk management.

•Base Salary: On management's recommendation and due to the business uncertainties in the market caused by the pandemic, the Committee decided that there would be no base salary increases during 2020, other than a 24% increase for Mr. Chalfant in connection with his promotion from Senior Vice President, Deputy Credit Officer to Executive Vice President, Chief Credit Officer.
•Annual Incentive Compensation: Annual cash incentives ranged from $73,879 to $235,750, or 82% of target except for Mr. Chalfant who received 92% of target, based on a cash incentive plan with predetermined objective performance metrics.
•Long-Term Incentive Compensation:
◦Equity incentive awards ranged from 60% of salary for the CEO and 20-35% of salary for the remaining NEOs. Additionally, there were two NEOs who received discretionary awards.
◦50% of the target equity incentive awards are performance-based, earned according to cumulative results over a three-year performance period and 50% are subject to three-year ratable service-based vesting.
◦Performance stock units for the performance period 2018 through 2020, measured by three-year total shareholder return and return on average assets, performed at 32% of target.
◦Deferred compensation contributions ranged from $54,769 to $120,870, or 86% of target, based on pre-established 2019 performance-based goals.

2020 Say-on-Pay Results and Shareholder Outreach

At the 2020 shareholders’ meeting, approximately 98% of the shares present and entitled to vote voted to approve the compensation of our NEOs, as disclosed in the Proxy Statement. Management, the Board, and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee believes that these votes reflect our shareholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. We value our shareholders’ feedback and, as a result, entered into our seventh annual shareholder outreach program during 2020. We requested feedback from 14 of our institutional shareholders to further understand what, if any, concerns they may have with our compensation, environmental, social and governance programs as well as internal audit practices and Board structure. The feedback we obtained from our shareholders during this outreach was very positive and supported these practices.

Best Practice Features

Embedded in our overall compensation program are additional features that align the interests of our executives with those of our shareholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Strongly emphasize variable performance-based pay	☒	No excessive perquisites
✓	Adhere to stock ownership guidelines	☒	No stock option repricing, reloads, or exchanges without shareholder approval
✓	Enforce clawback provisions	☒	No tax gross-ups
✓	Annually assess incentive compensation risks	☒	No hedging of Heritage common stock
✓	Engage independent compensation consultants	☒	No single trigger for accelerated vesting of service- based awards
✓	Actively reach out to our institutional shareholders	☒	No heavy weighting of fixed compensation
✓	Eliminate annual bonus if Tier I Leverage ratio is below 8%

2020 Key Performance Metrics

The graphs below capture the key performance metrics used to determine 2020 incentives for our NEOs. The overhead ratio, the net charge offs and diluted earnings per share impact the short and long-term incentive payments. The 2019 and 2018 performance metrics are provided to demonstrate trends and were not used in measuring the 2020 performance for the NEOs.

* Total shareholder return is for a trailing 36-month period. Metric utilized relative to peers for long term incentives.	** Non-interest expense divided by average assets.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides clear guidelines for establishing and managing all elements of compensation. The philosophy is to target total executive compensation at market competitive levels in order to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy takes into account factors such as internal pay equity and the experience, tenure and scope of responsibility for each of our NEOs. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link a meaningful portion of compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•Employer of Choice—We view compensation as a key factor to being an employer of choice in our markets. We believe that competitive compensation and benefits allow Heritage to attract and retain well-qualified, key employees who are critical to our long-term success.

•Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance that contributes to creating shareholder value.
•Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently assessing and managing any risks created by these programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.
•Flexibility—We recognize that the market for key talent requires flexibility in compensation design in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.
Role of the Compensation Committee

The Compensation Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:
•review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;
•review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans, as necessary or advisable;
•review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the CEO and other NEOs;
•review and approve the corporate goals and objectives for the NEOs annually;
•review and recommend to the full Board for approval the director fees, benefits and equity compensation grants;
•review the results of all shareholder advisory votes regarding executive compensation and consider whether to implement any changes as a result of such advisory votes;
•review and evaluate risks posed to Heritage by the design and administration of various compensation programs and ensure appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;
•approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information;
•review and discuss the Compensation Discussion and Analysis with management; and
•review our policies regarding tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

In order to fulfill these responsibilities, the Committee’s charter provides it the authority and adequate funding to retain and terminate any third-party advisors for the purpose of evaluating the compensation programs for, and performance of, Heritage’s directors, CEO and senior executive officers.
Role of Management in Compensation Committee Deliberations

The Committee frequently requests that the CEO and other members of senior management be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding executive compensation. The Committee may discuss the CEO's compensation with him, but final deliberations and all votes regarding all compensation are made in executive session with independent directors and without the CEO and other management present. The Committee also reviews input from the independent compensation consultant and/or legal counsel when making decisions regarding the compensation of the CEO and the other NEOs.

Compensation Consultants and Advisors

The Compensation Committee utilizes the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm. Pearl Meyer provides assistance and advice related to a variety of Committee responsibilities on an as-needed basis, such as review of incentive plans, review of compensation philosophy and strategy, evaluation of compensation-related proposals from management, and ongoing Committee education on compensation topics. Pearl Meyer does not perform any services for the Company other than those directed by the Committee. After the Committee’s review of applicable rules for independence, the Committee determined that Pearl Meyer is independent. Pearl Meyer reports directly to the Committee.

The Committee has the authority to retain, at Heritage’s expense, legal counsel and other advisors on an as-needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the Nasdaq listing standards.
Use of Competitive Data

During 2020, Heritage approved a new peer group and it was identified based, generally, on the following criteria:
•publicly-traded financial institutions;
•asset size range of 0.5 to 2.0 times Heritage at December 31, 2019;
•non-interest bearing deposits to total deposits greater than 20%;
•market capitalization range of 0.5 to 2.0 times Heritage at December 31, 2019; and
•comparable business model.
The resulting benchmarking peer group consisted of the following 20 companies:

Peer Banks
Bryn Mawr Bank Corporation	Heritage Commerce Corp.	ServisFirst Bancshares, Inc.
Byline Bancorp, Inc.	Lakeland Bancorp, Inc.	1st Source Corporation
CVB Financial Corp.	Lakeland Financial Corporation	Stock Yards Bancorp, Inc.
Enterprise Financial Services Corp.	Mercantile Bank Corporation	TriCo Bancshares
First Defiance Financial Corporation	Origin Bancorp, Inc.	Veritex Holdings, Inc.
First Mid Bancshares, Inc.	Seacoast Banking Corporation of Florida	Westamerica Bancorporation
HomeStreet, Inc.	Southside Bancshares, Inc.
The following summary data for the benchmarking peer group was obtained from S&P Global's database as of December 31, 2020.

Percentile	Market Capitalization ($ in millions)	Total Assets ($ in thousands)
25th Percentile	$633.49	$5,730,832
50th Percentile	$970.52	$7,224,413
75th Percentile	$1,287.63	$7,833,821
Heritage Financial Corporation	$839.99	$6,615,318
Heritage Financial Corporation Percent Rank	41%	34%
On management's recommendation and due to the business uncertainties in the market caused by the pandemic, the Committee decided not to have an executive or director benchmarking analysis conducted. Therefore, this peer group had no influence on the 2020 pay decisions.
Performance-Based Equity Peer Group

We have also developed a performance peer group solely for determining payouts under our performance-based equity awards, which measure our performance relative to that of the performance peer group. The composition of the performance peer group is established by the Compensation Committee at the beginning of each performance cycle and generally consists of all U.S. commercial banks (or their holding companies) traded on a major exchange with total assets at the beginning of the performance period between one-half and twice the total assets of Heritage. The Committee uses a different, larger peer group for the performance-based equity grants to our NEOs and to mitigate the impact of one or more companies exiting the peer group due to acquisitions or mergers during the 3-

year performance period. See "2020 Equity Award Determinations" below for a description of performance-based equity granted to the NEOs in 2020.
Components of Compensation

Component	Key Characteristics	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted, if and when appropriate.	Intended to compensate an executive officer appropriately for the responsibility level of the position held as well as be competitive within the banking industry.
Cash Incentives	Annual incentives, variable compensation component.	Intended to motivate and reward executives for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to pre- established goals.
Equity-Based Compensation	Long-term incentives, variable compensation component, typically granted annually. Equity is awarded with 50% performance vesting and 50% service vesting.	Intended to motivate executives to achieve our business objectives by tying incentives to long-term performance. The stock ownership aligns executive and shareholder interests and serves as a retention tool.
Deferred Compensation	Long-term incentives, variable compensation component— performance-based award opportunity, typically granted annually.	Intended to provide a retirement planning mechanism while motivating executives to achieve our business objectives by tying incentives to long-term performance.
Post-Employment Compensation	Fixed compensation component.	Intended to provide temporary income following an executive’s involuntary termination of employment and to retain senior executives in a competitive marketplace.
Target Pay Mix

Target pay mix represents the relative value of each of the primary compensation components as a percentage of total compensation. We seek to compensate our executives through an appropriate balance of fixed and performance-based pay, as well as short- and long-term pay. The graphs below represent the target pay mixes resulting from the compensation components provided by Heritage in 2020 pursuant to the NEO employment agreements. Mr. Deuel, our CEO, and other NEOs have significant variable pay at-risk, with their annual incentive bonus, 50% of their target equity award and their deferred compensation opportunity subject to pre-established performance goals. In total, performance-based pay represents 57% of target total compensation for the CEO and 47% of target total compensation for the other NEOs.

CEO	Other NEOs

Base Salary

Salary levels are designed to be competitive within the banking industry and are based on the experience, tenure, performance and responsibility of each executive. We utilize various compensation surveys and peer group comparisons to ensure that executive compensation is reasonable in comparison to competitors of a similar size or within our market areas. The Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the NEOs' performance and the prior year performance of Heritage and its subsidiaries, as well as the availability of current proxy information for members of our peer group. If warranted, base salaries may be adjusted at other times during the year to accommodate for promotions or added responsibilities.
Salary Adjustments Made in 2020

As a result of the economic uncertainties due to the COVID-19 pandemic, our executive officers, other than Mr. Chalfant, did not receive salary adjustments during 2020. Mr. Chalfant received an increase in connection with his promotion to Chief Credit Officer, effective July 1, 2020. The base salaries for 2020 and 2019 were as follows:

Name	2020 Base Salary ($) (effective July 1, 2020)	2019 Base Salary ($) (effective July 1, 2019)	Year over Year % Change
Jeffrey J. Deuel	575,000	575,000	0%
Bryan D. McDonald	385,020	385,020	0%
Donald J. Hinson	339,694	339,694	0%
Tony B. Chalfant (1)	284,820	229,284	24%
Cindy M. Huntley	263,040	263,040	0%
Annual Cash Incentives

We use annual cash incentives to focus attention on annual strategic priorities and encourage achievement of corporate objectives. These incentives are provided under our Management Incentive Plan. The objectives of the plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Management Incentive Plan’s design incorporates annual incentive awards that are linked to the achievement of pre-defined performance goals with targets and maximum percentages determined by roles and responsibilities. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on actual financial and individual performance results and then recommended by management to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations.

The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expectation level. No payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in a proration of the annual cash incentive payout. Each NEO has a scorecard with performance results. The 2020 Management Incentive Plan provided that no bonus payments would be paid from the plan should the corporate Tier 1 Leverage Ratio drop below 8% as of December 31, 2020. The Committee reserves the right, in its sole discretion, to adjust incentive payouts when extraordinary circumstances occur during the performance period. Despite the extraordinary economic circumstances driven by the pandemic, the Committee did not exercise any discretion.

Annual Cash Incentive Performance Goals

For 2020, the Committee approved the following corporate performance goals for our NEOs:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2020 Performance
Earnings per Share	40% (1)	$1.46	$1.62	$1.83	$1.29
Net Charge Offs/Average Loans	20% (2)	0.16%	0.08%	0.03%	0.07%
Overhead Ratio	40% (3)	2.80%	2.70%	2.60%	2.37%
(1)25% effective January 1, 2020 and 35% effective July 1, 2020 for Mr. Chalfant.
(2)25% effective January 1, 2020 and 30% effective July 1, 2020 for Mr. Chalfant.
(3)35% for Mr. Chalfant and prior to July 1, 2020, he also had a personal objective with 15% weighting.
2020 Annual Cash Incentive Award Determinations

The opportunities for 2020 cash incentive awards and resulting payouts for our NEOs were as follows:

Name	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	Actual Annual Cash Incentive Received as a % of 2020 Base Salary Earned	Earned Annual Cash Incentive ($)
Jeffrey J. Deuel	50%	75%	41.0%	$235,750
Bryan D. McDonald	40%	60%	32.8%	$126,287
Donald J. Hinson	35%	52.5%	28.7%	$97,492
Tony W. Chalfant	35% (1)	52.5% (1)	27.8% (2)	$73,879
Cindy M. Huntley	35%	52.5%	28.7%	$75,492
(1)Effective July 1, 2020; prior to that date, Mr. Chalfant's target and maximum opportunities were 25% and 37.5%, respectively.
(2)The actual incentive received by Mr. Chalfant, as a percentage of base salary, reflects a blended salary rate for 2020.
Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with our shareholders in the creation of long-term shareholder value, and to assist in the retention of key executives. Beginning in 2017, the equity-based compensation program design was modified to incorporate a target percentage of base salary dependent on roles and responsibilities, with a portion granted as time-based vesting awards and a portion granted as performance-based vesting awards linked to the achievement of pre-defined performance goals relative to the pre-defined peer group. The Committee reviews and approves or disapproves the equity-based compensation recommendations from management and the equity-based compensation awards are ultimately discretionary.

The Heritage Financial Corporation 2014 Omnibus Equity Plan allows for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Heritage provides the NEOs with target award opportunities expressed as a percentage of salary, as described in the table below. Each NEO's target opportunity is based upon factors such as his or her role and scope of responsibilities. If an NEO did not meet the performance goals under the Management Incentive Plan for the prior year, the officer may also receive a reduced equity award or no award. Additionally, each NEO is required to maintain a satisfactory performance rating to receive an equity award. The Committee also may make discretionary grants of equity awards, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment and development of new officers.
2020 Equity Award Determinations

In February 2020, our NEOs were granted restricted stock units based on target percentages of their respective January 1, 2020 base salaries as outlined in the table below. For our NEOs, 50% of the target award is subject to three-year ratable service-based vesting and 50% of the target award may be earned based on cumulative performance over the three-year period of January 1, 2020 through December 31, 2022. Mr. Chalfant was not an

NEO at the time of grant. Therefore, 100% of his 2020 awards vest based on continued service. The performance metrics selected by the Committee for the performance-based awards were return on average assets and three-year total shareholder return, in each case, relative to an established bank peer group. The Committee chose this mix to strengthen the pay-for-performance feature while preserving the retention benefit of the awards.

The following table contains the target opportunity, expressed as a percentage of base salary, for each of our NEOs, as well as their actual 2020 awards.

Name	Target Opportunity as % of January 1, 2020 Base Salary	Equity Awards Granted ($ Value)	50% in Target Performance Stock Units	50% in Restricted Stock Units
Jeffrey J. Deuel	60%	$345,008	$172,504	$172,504
Bryan D. McDonald	35%	$135,042	$67,371	$67,671
Donald J. Hinson	30%	$101,926	$50,963	$50,963
Tony W. Chalfant (1)	30%	$47,582	$0	$47,582
Cindy M. Huntley (2)	20%	$78,906	$39,453	$39,453
(1)Mr. Chalfant also received $150,008 in restricted stock units on June 25, 2020 in connection with his promotion.
(2)Ms. Huntley also received discretionary restricted stock units valued at $75,003 on February 26, 2020 with ratable vesting of 7 years.

The performance metrics for the performance awards granted in 2020 are as follows:

Corporate Goal	Weighting	Threshold	Target	Maximum
Return on Average Assets	50%	25th Percentile	50th Percentile	75th Percentile
3 Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile
Payout Opportunity as a % of Target		0%	100%	150%
The incremental vesting for each percentile point between threshold and target is 4% and the incremental vesting between target and maximum is 2%.
2018 Performance Share Award Payout

Performance shares granted in 2018 were subject to performance vesting conditions tied to the Company's return on average assets and three-year total shareholder return relative to a defined peer group of banks, in each case over the period from January 1, 2018 through December 31, 2020. In February 2021, the Committee reviewed the Company's actual performance against the defined peer group of banks to determine the payout. A summary of the Company's performance as measured against the goals, and the resulting payout, is set forth below:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance	% of Target Payout
Return on Average Assets	50%	25th Percentile	50th Percentile	75th Percentile	33rd Percentile	32%
3 Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile	33rd Percentile	32%
Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for its NEOs. These guidelines were established to promote a long-term perspective in managing Heritage and to align the interests of our NEOs with those of our shareholders. The stock ownership goals are three times base salary for the CEO and one and one half times base salary for the other NEOs. The guidelines require each NEO to retain not less than 50% of shares received (on a net after tax basis) until the NEO satisfies the ownership requirements. If an NEO fails to satisfy the ownership requirement, 25% of the NEOs' annual cash incentive bonus will instead be paid in Heritage shares. The guidelines provide the NEOs with five years to reach the required ownership level. As of December 31, 2020, all NEOs were in compliance with the guidelines. Information about ownership guidelines for our non-employee directors can be found in “Director Compensation” of this Proxy Statement.

Retirement Benefits

401(k) Plan: We maintain the Heritage Financial Corporation 401(k) Plan Profit Sharing Plan and Trust as a tax-qualified retirement plan. The Plan is a defined contribution plan and is designed to provide employees (including NEOs) with savings opportunities and financial security during retirement. There are two possible Company contributions to the Plan:
•A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation; and
•A profit-sharing contribution that includes a discretionary contribution, based on a percentage of an employee’s eligible compensation, Heritage’s financial performance and management’s recommendation, as may be approved by the Board. For 2020, the Company did not make a discretionary contribution to the Plan.

Deferred Compensation Plan: Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances earn interest on an annual basis and the Committee may change this crediting rating prospectively, at its discretion. The current applicable crediting rate, as initially selected by the Committee, is the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from Heritage’s general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation under the Plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Each of the NEOs has entered into a participation agreement pursuant to which Heritage will make performance-based contributions to accounts maintained on the NEO's behalf under the Deferred Compensation Plan. The terms of the particular participation agreements for the NEOs are described in more detail following the Nonqualified Deferred Compensation table below.

The Committee approved the following performance goals for the 2019 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2019 Performance
Earnings per Share	50%	$1.72	$1.91	$2.10	$1.83
Net Charge Offs/Average Loans	50%	0.16%	0.08%	0.03%	0.09%
Contribution Opportunity as % of Salary		10%	20%	35%	86% (1)
(1)Payout percentage of target.

The following table reflects the 2020 deferred compensation contributions based on 2019 performance results:

Name	Earned Deferred Compensation Incentives ($)	Earned Deferred Compensation Incentive as Percentage of Total Compensation (%)
Jeffrey J. Deuel	$99,301	7.8%
Bryan D. McDonald	$66,492	9.1%
Donald J. Hinson	$58,664	9.6%
Tony W. Chalfant (1)	$—	—%
Cindy M. Huntley (1)	$—	—%
(1)Mr. Chalfant's and Ms. Huntley's eligibility for Company contributions begins in the 2020 plan year.

The Committee approved the following performance goals for the 2020 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2020 Performance
Earnings per Share	50%	$1.46	$1.62	$1.83	$1.29
Net Charge Offs/Average Loans	50%	0.16%	0.08%	0.03%	0.07%
Contribution Opportunity as % of Salary		10%	20%	35%	58% (1)
(1)Payout percentage of target.

In February 2021, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $66,125, $44,277, $39,065, $16,377, and $30,250 on behalf of Messrs. Deuel, McDonald, Hinson, and Chalfant and Ms. Huntley, respectively, based on 2020 performance results.
Perquisites and Other Benefits

Heritage NEOs are eligible to participate in all Heritage benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts. Messrs. Deuel and Chalfant additionally receive perquisites in the form of club memberships and Messrs. Deuel and McDonald receive perquisites in the form of Company provided automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities.

In addition, each of our NEOs, other than Mr. Chalfant, is a party to an endorsement-method split-dollar insurance agreement with Heritage that provides additional life insurance in an amount equal to 100% of the NEO's base salary. Under the agreements, NEOs have insurance coverage with a death benefit payable in an amount equal to the lesser of 100% of the net amount-at-risk or the annual base salary then in effect. Heritage pays all premiums and is entitled to the cash value of the policy and the remainder of the executive’s death benefit, if any. In addition, the policies permit the NEOs to access an accelerated eligible death benefit in an amount equal to the lesser of 100% of the net amount-at-risk or $500,000 in the event the NEO incurs a chronic or terminal illness during employment, following termination of employment, on or after the NEO's attainment of age 62, or when the NEO is involuntarily terminated or terminates employment for good reason following a change in control. The economic value of such agreements for 2020, representing the imputed income amount of the insurance coverage for tax purposes is set forth as part of “All Other Compensation” in the Summary Compensation Table below.
Regulatory Considerations

As a publicly traded financial institution, Heritage must comply with multiple layers of regulations when considering and implementing compensation decisions. These regulations do not set specific parameters within which compensation decisions must be made, however, they do require that the Company and the Committee be mindful of the risks associated with compensation programs designed to incentivize superior performance. While the regulatory focus has been heightened over the last several years, the incorporation of general risk assessment concepts into compensation decisions is not a recent development.

Under the Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"), published by the Federal Deposit Insurance Corporation ("FDIC") in 2015, excessive compensation is prohibited as an unsafe and unsound practice. When determining whether compensation is excessive, the FDIC has directed financial institutions to consider whether aggregate cash amounts paid or noncash benefits provided to an employee is unreasonable or disproportionate to the services the employee performs. The Safety and Soundness Standards set forth a framework within which financial institutions should evaluate an employee’s compensation, with factors including compensation history, internal pay equity, and, if appropriate, comparable compensation practices at peer institutions. This framework also requires Heritage to consider its overall financial condition.

Separately, the FDIC, the Federal Reserve, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision together, issued the Guidance on Sound Incentive Compensation Policies (the "Joint Guidance") in 2010. The Joint Guidance complements the Safety and Soundness Standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs, and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness Standards. With respect to those individuals to whom it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and have the support of strong corporate governance.

The Company is also subject to the SEC’s rules regarding risk assessment, which apply to all publicly traded companies. The SEC rules require Heritage to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the

Company. Accordingly, the Committee completes an annual risk assessment of all of the Company’s compensation programs and components, most recently in September 2020. The Committee has determined that the Company's incentive compensation plans, programs, or arrangements do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Committee believes that its regular, overall assessment of the compensation plans, programs and arrangements established for the Company's NEOs includes a sensible, responsible approach toward balancing risks and rewarding reasonable, but not necessarily easily attainable, goals. The Committee annually revisits the frameworks set forth in the Safety and Soundness Standards and the Joint Guidance, as both are effective parts of the Committee's overall assessment of the balance between risk and reward in the Company’s compensation arrangements.

Finally, when making decisions about executive compensation, the Company also considers the impact of other regulatory provisions, including: Section 162(m) of the Code, regarding the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and FASB ASC Topic 718, which requires Heritage to recognize the compensation cost of grants of equity awards based upon their grant date fair value.
Clawback Policy

Heritage maintains a clawback policy which provides the Board with the authority to recover certain bonus or other incentive compensation (whether paid in cash or stock) paid to any NEO in appropriate circumstances where there has been a restatement of Heritage’s financial statements filed with the SEC. While the Committee believes its risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with the rules required to be issued under the Dodd-Frank Act.
Tax and Accounting Considerations

Heritage considers tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Committee reviews extensive financial scenarios and analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code, as amended, generally precludes a tax deduction for compensation in excess of $1 million paid by a public company to any individual covered by the recently expanded definition of a "covered employee" in a taxable year. The Committee considers this limit when making compensation decisions, but it retains the discretion to pay non-deductible compensation if it believes doing so would be in Heritage's best interests.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Heritage Financial Corporation for the year ended December 31, 2020 has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s discussion with management, the Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.
Respectfully submitted by Ann Watson, Chair, Brian S. Charneski, Stephen A. Dennis, Kimberly T. Ellwanger and Jeffrey S. Lyon

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs paid or accrued for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey J. Deuel President and Chief Executive Officer	2020	575,000	340,288	235,750	7,302	112,854	1,271,194
	2019	521,500	182,983	214,662	5,279	158,693	1,083,117
	2018	429,000	134,130	197,200	1,632	113,798	875,760
Bryan D. McDonald Executive Vice President and Chief Operating Officer	2020	385,020	132,898	126,287	4,192	79,839	728,236
	2019	370,760	121,946	128,517	2,954	120,952	745,129
	2018	333,250	91,389	135,071	813	94,361	654,884
Donald J. Hinson Executive Vice President and Chief Financial Officer	2020	339,694	100,532	97,492	5,840	68,252	611,810
	2019	334,747	96,691	101,530	4,390	112,340	649,698
	2018	302,302	81,039	113,829	1,420	90,456	589,046
Tony W. Chalfant (5) Executive Vice President and Chief Credit Officer	2020	266,225	197,590	73,879	—	20,118	557,812
Cindy M. Huntley (6) Executive Vice President and Chief Banking Officer	2020	263,040	152,829	75,492	—	9,489	500,850
	2019	241,104	147,171	62,681	—	8,904	459,860
(1)    Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions for Messrs. Deuel, McDonald, and Hinson and Ms. Huntley are reported assuming target level performance, the probable outcome at the time of grant. The February 26, 2020 grant date fair value for the time-vested shares and the portion of the performance shares measured by return on average assets was $24.86 per share and the grant date fair value for the portion of the performance shares measured by total shareholder return was $23.50 per share under the Monte Carlo method. The stock award amounts for 2019 and 2018 performance-based grants have been adjusted to properly reflect the grant date fair value using the Monte Carlo method used for accounting purposes. For a discussion of valuation assumptions, see the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2020. If awards subject to performance conditions were reported assuming maximum level performance, the combined values reported above for stock awards for 2020 would have been as follows: $424,180 for Mr. Deuel, $165,662 for Mr. McDonald, and $125,317 for Mr. Hinson, and $97,013 for Ms. Huntley. In addition, the aggregate value for Mr. Chalfant includes an award of restricted stock units with a February 26, 2020 grant date fair value of $24.86 per share and an award of restricted stock units with a June 25, 2020 grant date fair value of $19.01 per share.
(2)    Reflects amounts earned under the Management Incentive Plan. The material terms of the Management Incentive Plan for 2020 are described in the Compensation Discussion and Analysis under “2020 Annual Cash Incentive Award Determinations.”
(3)    Consists of above market interest on deferred compensation under the Deferred Compensation Plan.
(4)    The following table reflects all other compensation to our NEOs for 2020:

Name	Employer 401(k) Match ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership ($)	Automobile Provision ($)	Executive Life Insurance ($)	Total ($)
Jeffrey J. Deuel	8,550	660	99,301	2,728	787	828	112,854
Bryan D. McDonald	8,550	715	66,492	—	3,828	254	79,839
Donald J. Hinson	8,550	620	58,664	—	—	418	68,252
Tony W. Chalfant	8,550	660	—	10,908	—	—	20,118
Cindy M. Huntley	8,550	660	—	—	—	279	9,489
(5)    Not a NEO in 2019 or 2018.
(6)    Not a NEO in 2018.

Grants of Plan-Based Awards Table

The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey J. Deuel	—	—	287,500	431,250	—	—	—	—	—
	02/26/2020	—	—	—	—	6,939	10,409	—	167,785
	02/26/2020	—	—	—	—	—	—	6,939	172,504
Bryan D. McDonald	—	—	154,008	231,012	—	—	—	—	—
	02/26/2020	—	—	—	—	2,710	4,065	—	65,528
	02/26/2020	—	—	—	—	—	—	2,710	67,371
Donald J. Hinson	—	—	118,893	178,339	—	—	—	—	—
	02/26/2020	—	—	—	—	2,050	3,075	—	49,569
	02/26/2020	—	—	—	—	—	—	2,050	50,963
Tony W. Chalfant	—	—	80,798	121,196	—	—	—	—	—
	02/26/2020	—	—	—	—	—	—	1,914	47,582
	06/25/2020	—	—	—	—	—	—	7,891	150,008
Cindy M. Huntley	—	—	92,064	138,096	—	—	—	—	—
	02/26/2020	—	—	—	—	1,587	2,381	—	38,374
	02/26/2020	—	—	—	—	—	—	1,587	39,453
	02/26/2020	—	—	—	—	—	—	3,017	75,003
(1)Reflects the target and maximum award opportunities under the Management Incentive Plan for 2020. The actual awards for 2020 are presented in the Summary Compensation Table. There were no threshold opportunity levels under the Management Incentive Plan for 2020. For a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the Management Incentive Plan for 2020 are described in the Compensation Discussion and Analysis under “2020 Annual Cash Incentive Award Determinations”.
(2)Reflects the threshold, target and maximum performance stock unit opportunities granted in 2020. The material terms of these awards are described in the Compensation Discussion and Analysis under the "2020 Equity Award Determinations".
(3)Reflects service-based restricted stock units granted in 2020. The material terms of these awards are described in the Compensation Discussion and Analysis under “2020 Equity Award Determinations.”
(4)Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are reported assuming target level performance, the probable outcome at the time of grant. The February 26, 2020 grant date fair value for the time-vested shares and the portion of the performance shares measured by return on average assets was $24.86 per share and grant date fair value for the portion of the performance shares measured by total shareholder return was $23.50 per share. The June 25, 2020 grant date fair value was $19.01 per share. For a discussion of valuation assumptions, see Note 20 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2020.
Outstanding Equity Awards Table

The following table shows the unvested stock awards held by our NEOs as of December 31, 2020. There were no outstanding stock options as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares or Units of Stock that Have Not Vested (#) (1)	Equity Incentive Plan Awards Market Value of Unearned Shares or Units of Stock that Have Not Vested ($) (2)
Jeffrey J. Deuel	9,591	(3)	271,425	13,801	322,805
Bryan D. McDonald	4,489	(4)	127,039	6,839	159,964
Donald J. Hinson	3,510	(5)	99,333	5,446	127,382
Tony W. Chalfant	11,789	(6)	333,629	—	—
Cindy M. Huntley	8,989	(7)	254,389	1,984	46,406

(1)Reflects outstanding performance-based stock units assuming: (a) maximum level of performance for the three-year total shareholder return goal for shares granted in 2020 and (b) target level performance for the return on average asset goal for shares granted in 2018, 2019 and 2020 and three-year total shareholder return for 2018 and 2019. The performance stock units cliff vest after three years and are measured relative to peers for total shareholder return and return on average assets.
(2)Represents grants of restricted shares or units of Heritage common stock. The market value of these shares or units is the number of shares that had not vested as of December 31, 2020 multiplied by the December 31, 2020 closing price of Heritage common stock of $23.39.
(3)Reflects 764 restricted stock units granted on February 28, 2018, 1,888 restricted stock units granted on February 27, 2019, and 6,939 restricted stock units granted on February 26, 2020, which vest ratably over three years from the date of grant.
(4)Reflects 521 restricted stock units granted on February 28, 2018, 1,258 restricted stock units granted on February 27, 2019, and 2,710 restricted stock units granted on February 26, 2020, which vest ratably over three years from date of grant.
(5)Reflects 462 restricted stock units granted on February 28, 2018, 998 restricted stock units granted on February 27, 2019, and 2,050 restricted stock units granted on February 26, 2020, which vest ratably over three years from the date of grant.
(6)Reflects 701 restricted stock units granted on January 24, 2018, 1,283 restricted stock units granted on February 27, 2019 and 1,914 restricted stock units granted on February 26, 2020, which vest ratably over three years from the date of grant. Also reflects 7,891 restricted stock units granted on June 25, 2020, which vest ratably over six years from the date of grant.
(7)Reflects 563 restricted stock units granted on February 28, 2018, 951 restricted stock units granted on February 27, 2019, 554 restricted stock units granted on March 27, 2019, and 1,587 restricted stock units granted on February 26, 2020, which vest ratably over three years from the date of grant. Also reflects 2,317 restricted stock units granted on November 4, 2019 which vest ratably over eight years from the date of grant, and 3,017 restricted stock units granted on February 26, 2020, which vest ratably over seven years from the date of grant.
Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for the NEOs during the year ended December 31, 2020. During 2020, there were no stock options exercised by the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey J. Deuel	5,980	128,554
Bryan D. McDonald	4,354	93,556
Donald J. Hinson	4,068	87,401
Tony W. Chalfant	1,344	33,137
Cindy M. Huntley	2,848	62,034
Nonqualified Deferred Compensation

The following table provides information for the NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2020.

Name	Executive Contributions ($)	Registrant Contributions ($) (1)	Aggregate Earnings ($) (2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2020 ($) (3)
Jeffrey J. Deuel	—	99,301	22,886	—	775,719
Bryan D. McDonald	—	66,492	13,137	—	445,281
Donald J. Hinson	—	58,664	18,303	—	620,390
Tony W. Chalfant	—	—	—	—	—
Cindy M. Huntley	—	—	—	—	—
(1)All amounts are reported as compensation for 2020 in the Summary Compensation Table above.
(2)Of the aggregate earnings for the year ended December 31, 2020, the following amounts are reported as nonqualified deferred compensation earnings for 2020 in the Summary Compensation Table above: $7,302, $4,192, and $5,840 for Messrs. Deuel, McDonald and Hinson, respectively.
(3)The following amounts were reported as compensation in the Summary Compensation Table in previous years: Messrs. Deuel, Hinson, and McDonald had prior year contributions and above market earnings of $589,240, $486,884, and $340,797, respectively.

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into a participation agreement with each of the NEOs and, with respect to Messrs. Deuel, McDonald and Hinson, an amendment to his agreement that provided for 2020 contributions by Heritage to each executive’s account based on 2019 performance. The potential contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on the achievement of performance goals under the Deferred Compensation Plan. The performance metrics used to determine the amount of the contributions are described in the "Deferred Compensation Plan" section of the Compensation

Discussion and Analysis under "Retirement Benefits."

Under their respective Deferred Compensation Plan participation agreements, as amended, Heritage’s contributions on behalf of Messrs. Deuel, McDonald, and Hinson for 2020 based on 2019 performance were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Messrs. Deuel and Hinson under the Deferred Compensation Plan were 90% vested as of January 1, 2021 and will become fully vested on January 1, 2022. Company contributions on behalf of Mr. McDonald under the Deferred Compensation Plan were 60% vested as of January 1, 2021 and will vest an additional 10% as of each January 1 thereafter. Their participation agreements, as amended in 2016 and 2019 with respect to Messrs. Deuel and Hinson, and in 2019 with respect to Mr. McDonald, provide for Company contributions under the Deferred Compensation Plan through and including 2022.

Under Ms. Huntley’s Deferred Compensation Plan participation agreement, entered into in 2019, Ms. Huntley first becomes eligible for a contribution by Heritage in 2021 based on 2020 performance. This contribution is set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Ms. Huntley under the Deferred Compensation Plan were 0% vested as of January 1, 2021 and will vest an additional 10% as of each January 1 thereafter until January 1, 2028, at which time Ms. Huntley will become fully vested. Her participation agreement provides for Company contributions under the Deferred Compensation Plan for 2020 through and including 2022.

Under Mr. Chalfant's Deferred Compensation Plan participation agreement, entered into in 2020, Mr. Chalfant first becomes eligible for a contribution by Heritage in 2021 based on 2020 performance. Such contribution is set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. Chalfant under the Deferred Compensation Plan were 10% vested as of January 1, 2021 and will vest 15% the next year and 20% the following three years until July 1, 2026, at which time Mr. Chalfant will become fully vested. His participation agreement provides for Company contributions under the Deferred Compensation Plan for 2020 through and including 2022.

Under all of the Deferred Compensation participation agreements, Heritage’s contributions fully vest upon a change in control or the participant’s death or disability. In the event of the participant’s separation from service other than for cause, the participant forfeits all unvested amounts and if the separation from service is for cause, the participant forfeits all vested and unvested amounts.

Distributions of the vested portion begin on the later to occur of the participant’s 65th birthday, or the participant’s separation from service but may be distributed earlier upon the participant’s death or disability.

Distributions that are made as a result of the participant attaining age 65 or separating from service, other than due to death or disability, are made in monthly installments over 24 or 60 months. If, however, the separation from service occurs within 24 months following a change in control or as a result of the participant’s death or disability, the payment would be made in a lump sum in the month following such separation from service, death or disability.
Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amounts of compensation that would be paid to each NEO in the event of various terminations of employment and in the event of a change in control of Heritage. The values assume a termination date of December 31, 2020. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our salaried employees. Amounts set forth in the following table are gross amounts and, to the extent paid in connection with a change in control, may be subject to a cutback resulting in a reduced payment being made to the NEOs.

Name	Compensation/Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control - No Termination ($)
Jeffrey J. Deuel	Cash Severance	1,186,306	2,372,612	—	—	—
	Accelerated Vesting of Equity Awards (1)	506,557	506,557	506,557	506,557	282,224
	Accelerated Vesting of Deferred Compensation (2)	155,144	155,144	155,144	155,144	155,144
	Continued Medical and Dental Coverage	15,696	15,696	—	—	—
	Split Dollar Benefit (3)	—	—	—	575,000	—
	MIP (4)	—	—	235,750	235,750	—
	Total	1,863,703	3,050,009	897,451	1,472,451	437,368
Bryan D. McDonald	Cash Severance	514,978	1,029,957	—	—	—
	Accelerated Vesting of Equity Awards (1)	249,104	249,104	249,104	249,104	144,106
	Accelerated Vesting of Deferred Compensation (2)	222,640	222,640	222,640	222,640	222,640
	Continued Medical and Dental Coverage	15,823	23,734	—	—	—
	Split Dollar Benefit (3)	—	—	—	435,020	—
	MIP (4)	—	—	126,287	126,287	—
	Total	1,002,545	1,525,435	598,031	1,033,051	366,746
Donald J. Hinson	Cash Severance	443,978	887,955	—	—	—
	Accelerated Vesting of Equity Awards (1)	197,482	197,482	197,482	197,482	115,383
	Accelerated Vesting of Deferred Compensation (2)	124,078	124,078	124,078	124,078	124,078
	Continued Medical and Dental Coverage	10,525	15,787	—	—	—
	Split Dollar Benefit (3)	—	—	—	339,694	—
	MIP (4)	—	—	97,492	97,492	—
	Total	776,063	1,225,302	419,052	758,746	239,461
Tony W. Chalfant	Cash Severance	347,445	694,889	—	—	—
	Accelerated Vesting of Equity Awards (1)	275,745	275,745	275,745	275,745	—
	Accelerated Vesting of Deferred Compensation (2)	—	—	—	—	—
	Continued Medical and Dental Coverage	15,323	22,984	—	—	—
	Split Dollar Benefit (3)	—	—	—	—	—
	MIP (4)	—	—	73,879	73,879	—
	Total	638,513	993,618	349,624	349,624	—
Cindy M. Huntley	Cash Severance	328,604	657,207	—	—	—
	Accelerated Vesting of Equity Awards (1)	247,373	247,373	247,373	247,373	37,120
	Accelerated Vesting of Deferred Compensation (2)	—	—	—	—	—
	Continued Medical and Dental Coverage	6,460	9,690	—	—	—
	Split Dollar Benefit (3)	—	—	—	263,040	—
	MIP (4)	—	—	75,492	75,492	—
	Total	582,437	914,270	322,865	585,905	37,120
(1)Amounts are based on Heritage’s common stock closing price of $23.39 on December 31, 2020. As provided in their employment agreements and the 2014 Omnibus Equity Incentive Plan, the NEOs are eligible for accelerated vesting of outstanding equity awards. For purposes of a termination without cause by the employer or termination for good reason, or a qualifying termination in connection with a change in control, performance stock units will vest based upon actual performance at the time of termination or acceleration. Because the actual performance is relative to Heritage's peer group and such information is not yet available, estimates in this table are based upon target level performance.
(2)The incremental cost or unvested portion of deferred compensation is reflected in this table.
(3)Death benefit to be paid to the beneficiary designated by the NEO under split-dollar insurance agreement assumes maximum payout of current annual base salary. The value of the accelerated benefit is not determinable and therefore is excluded.
(4)Management Incentive Plan ("MIP") allows for a prorated payment upon death or disability.
Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of our NEOs, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and its shareholders and provides stability and the type of skilled leadership needed in the current environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.

Employment Agreements-Messrs. Deuel, McDonald, Hinson, and Chalfant and Ms. Huntley: Heritage entered into new employment agreements with Messrs. Deuel, Hinson, and McDonald and Ms. Huntley, effective as of July 1, 2019 and Mr. Chalfant effective July 1, 2020. Except as noted below, the material terms of the agreements are identical. With the exception of Mr. Chalfant, the agreements have an initial term through June 30, 2022, which term automatically extends for an additional year on July 1, 2020 and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. Mr. Chalfant's agreement has an initial term through June 30, 2023, which automatically extends for an additional year on July 1, 2021 and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

The employment agreements provide for initial annual base salaries as follows: for Mr. Deuel, $575,000; for Mr. McDonald, $385,020, for Mr. Hinson, $339,694, for Mr. Chalfant, $284,820, and for Ms. Huntley, $263,040. The salaries will be reviewed annually and may be increased, but not decreased, at the discretion of the Heritage Board. The agreements provide that each executive is eligible to receive a performance-based annual cash incentive bonus, in accordance with Heritage’s annual incentive plan, with the target opportunities stated as the following percentages of the applicable annual base salary: for Mr. Deuel, 50%, for Mr. McDonald, 40%, and for Messrs. Hinson and Chalfant and Ms. Huntley, 35%. In addition, each NEO is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives, and, with respect to Messrs. Deuel and McDonald, will be provided an automobile for business use or a car allowance.

The agreements provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Deuel would be entitled to receive an amount equal to 150% of the sum of his base salary plus his three-year average annual bonus (“Base Compensation”), payable in monthly installments over a 24-month period. The other executives would be entitled to receive an amount equal to 100% of their Base Compensation, payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. Deuel would be entitled to receive a lump sum equal to 300% of his Base Compensation, and the other executives would be entitled to receive a lump sum equal to 200% of their Base Compensation. In the event of a Termination, each of the executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 18 months; provided, that such period is 12 months for each executive other than Mr. Deuel if the Termination is not in connection with a change in control. The employment agreements also provide for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Deferred Compensation Plan in the event of a Termination. All unvested awards subject to performance or target requirements will be treated as having satisfied all service-based vesting requirements, and performance-based vesting requirements will be based upon actual Company performance during the applicable periods as if the NEOs had continued service through the end of the applicable performance period (without proration for duration of employment); provided, however, that if the Termination occurs in connection with a change in control, awards subject to vesting, performance, or target requirements will vest at a target level of performance (without proration for duration of employment).

All severance benefits under the employment agreements are contingent upon execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments contingent on a change in control if the reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The employment agreements contain restrictive covenants prohibiting indefinitely the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason during the following periods: for Mr. Deuel, the non-competition and non-solicitation covenants apply for a period of 24 months following termination of employment for any reason; and for the other executives, the non-competition restrictions apply for a period of 12 months following termination of employment for any reason and the non-solicitation restrictions apply for a period of 24 months following termination of employment for any reason. With respect to all of the executives, the restricted period reduces to 12 months if the termination is in connection with a change in control, and terminates on the executive’s final day of employment if Heritage delivers a notice of non-renewal of the agreement and then terminates the executive’s employment upon or following the expiration of the agreement term.
Equity Plans

Heritage currently maintains the Heritage Financial Corporation 2014 Omnibus Equity Plan. This Plan provides for accelerated vesting of awards upon disability or death. The 2014 Omnibus Equity Plan contains a “double trigger” vesting provision, which provides that, in the event of a change in control, all outstanding awards will become immediately exercisable or vested, with performance-vested awards becoming vested based upon actual performance at the time of the change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control. As of December 31, 2020, there were 646,503 shares available for issuance under the 2014 Omnibus Equity Plan.
Split-Dollar Agreements

Each of our NEOs, other than Mr. Chalfant, is a party to a split-dollar insurance agreement that provides for the payment of a death benefit to a beneficiary designated by the NEO in an amount up to 100% of base salary upon the death of the NEO prior to a separation from service, and an accelerated benefit of an indeterminable amount (but no more than $500,000) in the event of a chronic or terminal illness prior to separation from service or following a qualifying separation from service. In addition, Mr. McDonald has an additional life insurance benefit of $50,000, through a plan that was in place with Whidbey Island Bank before it was acquired by Heritage.
Management Incentive Plan

In the case of a death or disability, the Management Incentive Plan allows for prorated payments for time worked during the performance period. Once the plan year concludes, the incentive award will be calculated based on established performance goals.
Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Charneski, Dennis, Lyon, Pickering, and Watson. No members of this Committee were officers or employees of Heritage or its subsidiaries during the year ended December 31, 2020 or at March 8, 2021, nor were they formerly officers or had any relationships otherwise requiring disclosure.

CEO Pay Ratio

In August 2015, the SEC adopted a rule under the Dodd-Frank Act requiring disclosure of the ratio of the CEO's annual total compensation to the annual total compensation of the median employee. In determining our median employee, a list of all full-time and part-time employees, exclusive of our CEO, Mr. Deuel, was prepared based on active employees included in the Company's payroll system as of December 31, 2020. Gross wages were ranked from highest to lowest to determine the median employee. The annual total compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Deuel in the Summary Compensation Table shown above. The ratio of compensation of the CEO to the median employee's compensation is as follows:

Annual Total Compensation of CEO	$1,271,194
Annual Total Compensation of the Median Employee	$62,910
Ratio of CEO to Median Employee Compensation	20.3 : 1.0

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.
REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following Report of the Audit and Finance Committee of the Board of Directors for the year ended December 31, 2020 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.
The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2020:
•The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;
•The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;
•The Audit and Finance Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit and Finance Committee concerning its independence, and has discussed the same with Crowe LLP; and
•The Audit and Finance Committee has, based on its review and discussions with management of the 2020 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2020 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee for the year ended December 31, 2020:

Respectfully submitted by Deborah J. Gavin, Chair, Brian S. Charneski, Jeffrey S. Lyon, Gragg E. Miller and Anthony B. Pickering
PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe LLP as its independent registered public accounting firm for the year ending December 31, 2021. You are asked to ratify the appointment of Crowe LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe LLP is not required by our Bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe LLP. Even if the appointment of Crowe LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe LLP served as Heritage’s independent registered public accounting firm since 2012.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2020. Heritage also reviewed and discussed its fees with Crowe LLP, as described below, and determined the fees billed for services were compatible with Crowe LLP maintaining its independence.

A representative of Crowe LLP is expected to virtually attend the annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2021.

Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant for or during the years indicated. Crowe LLP audited Heritage’s consolidated financial statements for the years ended December 31, 2020 and 2019.

	Year-Ended December 31,
	2020	2019
Audit Fees (1)	$773,100	$827,000
Audit-Related Fees (2)	31,900	31,000
All Other Fees (3)	—	20,750
Total	$805,000	$878,750
(1)Audit fees consist of fees paid for the audit of Heritage’s consolidated financial statements included in Form 10-Ks, the audit of Heritage’s internal control over financial reporting and the reviews of the interim condensed consolidated financial statements included in Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.
(2)Audit-related fees include fees for the audit of the employee benefit plan sponsored by Heritage.
(3)All other fees consist of the review of the trust department of Heritage Bank.
Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2020, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 19, 2021. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.
Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
We will pay the cost of soliciting proxies. In addition to furnishing the proxy materials to our shareholders, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $3,000, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Our annual report for the year ended December 31, 2020 (including consolidated financial statements) has been furnished along with this Proxy Statement to all shareholders of record as of March 8, 2021. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement. A copy of Heritage’s Form 10-K that was filed with the SEC on February 26, 2021 will be provided to you without charge if you were a shareholder of Heritage as of March 8, 2021. Please make your written request to:

Heritage Financial Corporation
Attention: Kaylene M. Lahn
Corporate Secretary
201 Fifth Avenue S.W.
Olympia, Washington 98501

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:30 a.m., Pacific Time, on May 4, 2021.
Vote by Internet
• Go to www.envisionreports.com/HFWA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election as directors of the nominees listed below for a one-year term.
		For	Against	Abstain
	01 - Brian S. Charneski	☐	☐	☐
	02 - John A. Clees	☐	☐	☐
	03 - Kimberly T. Ellwanger	☐	☐	☐
	04 - Jeffrey J. Deuel	☐	☐	☐
	05 - Deborah J. Gavin	☐	☐	☐
	06 - Jeffrey S. Lyon	☐	☐	☐
	07 - Gragg E. Miller	☐	☐	☐
	08 - Anthony B. Pickering	☐	☐	☐
	09 - Frederick B. Rivera	☐	☐	☐
	10 - Brian L. Vance	☐	☐	☐
	11 - Ann Watson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2	Advisory (non-binding) approval of the compensation paid to named executive officers as disclosed in the Proxy Statement.	☐	☐	☐	3	Ratification of the appointment of Crowe LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
In their discretion, upon such other matters as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the annual meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+
02ATTA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Heritage Financial Corporation

Annual Meeting of Shareholders — May 4, 2021
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Brian L. Vance and Brian S. Charneski, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held virtually on Tuesday, May 4, 2021, at 9:00 a.m., Pacific Time, and at any and all adjournments thereof, as stated on the reverse side.
This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 19, 2021, and the 2020 Annual Report to Shareholders.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.